SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549
                                 ------------
                                 SCHEDULE 14A
                                (Rule 14a-101)
                           SCHEDULE 14A INFORMATION
                                 -------------


               Proxy Statement Pursuant to Section 14(a) of the
                        Securities Exchange Act of 1934


Filed by the Registrant   /X/
Filed by a Party other than the Registrant / /

Check the appropriate box:

/ / Preliminary Proxy Statement    / / Confidential, For Use of the
                                       Commission Only (as permitted by
                                       Rule 14a-6(e)(2))
/X/ Definitive Proxy Statement
/ / Definitive Additional Materials
/ / Soliciting Material Pursuant to
    Rule 14a-11(c) or Rule 14a-12


                          SHOPCO REGIONAL MALLS, L.P.
               (Name of Registrant as Specified in its Charter)


Payment of Filing Fee:

/ /  No fee required.

/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     1)   Title of each class of securities to which transaction applies:
          Depository Units of Limited Partnership Interests

     2)   Aggregate number of securities to which transaction applies:
          70,250 Units of Limited Partnership Interests

     3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11(c)(2) (set forth the amount on which the filing fee is calculated and state how it was determined): Based upon the aggregate cash to be paid to the General Partner and Limited Partners of the Registrant for the sole asset of the Registrant and the subsequent dissolution and liquidation of the Registrant $8,571,000, which is the subject of this Schedule 14A, the Registrant is paying a filing fee of $1,714 (one fiftieth of one percent of the cash to be distributed to the General Partner and Limited Partners of the Registrant in the subject transaction.)

     4)   Proposed maximum aggregate value of transaction:  $8,571,000

     5)   Total fee paid:  $1,714


/X/ Fee paid previously with preliminary materials: The total fee of $1,714 computed pursuant to Exchange Act Rules 14a-6(i)(1) and 0-11 was previously paid in connection with the filing of preliminary proxy materials on December 30, 1999.

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing:

     1)   Amount Previously Paid:

     2)   Form, Schedule or Registration Statement No.:

     3)   Filing Party:

     4)   Date Filed:

                             Shopco Regional Malls, L.P.
                     3 World Financial Center, 29th Floor
                         New York, New York 10285-2900

                                                            February 2, 2000


                   NOTICE OF CHANGE OF SPECIAL MEETING DATE


To the Limited Partners of
Shopco Regional Malls, L.P.:

     Please be advised that the date for the special meeting of the limited partners of Shopco Regional Malls, L.P. referred to in the attached proxy statement is now scheduled for February 29, 2000.

     Please return the enclosed blue proxy card by 5:00 p.m., Eastern Time, on February 28, 2000.

     When reading the attached proxy statement, please substitute: 1) the new special meeting date of February 29, 2000 for the original special meeting date of February 7, 2000 in each place where it appears; 2) the new proxy card return date of February 28, 2000 for the original proxy card return date of February 4, 2000 in each place where it appears.

     We are mailing this notice and the attached proxy statement and enclosed proxy card to the limited partners of Shopco Regional Malls, L.P. on February 2, 2000.



                                    Sincerely,


                                    Michael T. Marron
                                    President
                                    Regional Malls Inc.,
                                      the General Partner of Shopco Regional
                                      Malls, L.P.

                          Shopco Regional Malls, L.P.
                     3 World Financial Center, 29th Floor
                        New York, New York  10285-2900

                                                             January 12, 2000

To the Limited Partners of
Shopco Regional Malls, L.P.:

     We are pleased to inform you that after extensive marketing and negotiation, we have reached an agreement to sell Cranberry Mall, located in Westminster, Maryland. Cranberry Properties MM Corp. will pay $33,500,000 in cash to Shopco Malls L.P., the owner partnership, which holds title to Cranberry Mall and in which Shopco Regional Malls, L.P. has a 99% general partnership interest. We estimate that the limited partners will receive distributions of approximately $122 per unit as a result of this sale and the subsequent liquidation and dissolution of Shopco Regional Malls, L.P. This distribution will include available cash of the partnership after paying or providing for payment of transaction costs and all other outstanding liabilities. It is possible, however, that prior to closing, the purchaser may seek to renegotiate the purchase price if certain conditions to closing are not met. In that event, we may use our reasonable discretion to agree upon a lower purchase price that is believed by us to be in the best interests of the limited partners, but in no event shall the purchase price be reduced by more than 3%. (Shopco Regional Malls, L.P. is referred to as the Partnership to distinguish it from its general partner, Regional Malls, Inc. Shopco Malls L.P., which holds the direct interest in Cranberry Mall, is referred to as the Owner Partnership.)

     Together with the limited partner of the Owner Partnership, we will sell our combined interest in Cranberry Mall pursuant to the terms of an agreement with the purchaser. The agreed upon value of Cranberry Mall was based upon a thorough marketing by Insignia/ESG Capital Advisors Group and an arm's length negotiation between the purchaser and us on behalf of the Partnership and the Owner Partnership. After the sale, both the Partnership and the Owner Partnership will liquidate and distribute proceeds to their respective partners.

     We are asking the limited partners of the Partnership to approve the sale of Cranberry Mall and the subsequent dissolution of the Partnership on the terms described in the accompanying proxy statement. The vote will occur at a special meeting of the limited partners to be held at the Partnership's offices at 3 World Financial Center, 26th Floor, New York, New York 10285-2900 on February 7, 2000, at 9 a.m. local time.

     If the sale is not consummated, there can be no assurance that any future disposition of Cranberry Mall will occur, or that the proceeds of such a sale would be sufficient to pay down the outstanding mortgage on the property. The outstanding principal of the current mortgage was due and payable on April 1, 1999 and is in forbearance until April 1, 2000. Although the General Partner intends to seek to have the mortgage extended and the terms thereof modified or to otherwise refinance the mortgage, there can be no assurances that such extension, modification or refinancing will be obtained, or that the terms thereof will be favorable.

     The General Partner recommends that the limited partners vote "FOR" the sale.

     Limited partners holding a majority of the limited partnership units must approve the transaction by voting "FOR" on the enclosed proxy card for the Partnership to proceed with the sale. Whether or not you plan to attend the special meeting, please take the time to vote on the proposal submitted to the limited partners by completing and mailing the enclosed proxy card.
If you sign, date and mail your proxy card without indicating how you wish to vote, your proxy will be counted as a vote in favor of the sale of Cranberry Mall. If you fail to return a properly executed proxy card, it will have the same effect as a vote against the sale. YOUR VOTE IS VERY IMPORTANT.

     If the sale is approved by the limited partners and certain other conditions to the sale are met or waived, the sale will be consummated. The Owner Partnership will sell Cranberry Mall and distribute the proceeds to the Partnership and the limited partner of the Owner Partnership. The Owner Partnership will then liquidate and distribute any remaining cash. Thereafter, the Partnership will be liquidated and dissolved at such time as the General Partner determines that all remaining Partnership assets are available for distribution and all Partnership obligations and liabilities have been paid or provisions have been made for their payment. If the sale is not consummated, there can be no assurance that any future disposition of Cranberry Mall will occur or what the terms of such a transaction might be.

     The net cash proceeds from the sale of Cranberry Mall will be distributed to you together with all other cash of the Partnership. The estimated distributions of $122 per unit represent:

     (1) the net proceeds from the sale of Cranberry Mall (after paying or providing for payment of transaction costs) of approximately $20 per unit; and

     (2) additional cash reserves of the Owner Partnership (after paying or providing for payment of outstanding and anticipated liabilities) and the Partnership (after paying or providing for payment of outstanding and anticipated liabilities), which the Partnership estimates will be approximately $102 per unit.

In the event that the purchaser renegotiates the purchase price and the General Partner agrees to a lower price, the amounts distributed to you will be lower. The availability of funds for distribution of additional Partnership cash reserves will be determined, in part, by the collection after the sale of certain rental and other payments due from tenants at Cranberry Mall adjusted as of the closing date. To collect such funds sooner than they would otherwise be paid, the Partnership may accept discounted payments with respect to amounts due, which would result in limited partners receiving their liquidating distribution sooner than would otherwise be the case, but could reduce the amount of such liquidating distribution. An initial distribution is contemplated to occur within 60 days of the completion of the sale, and a final distribution of cash reserves not utilized to meet Partnership obligations or liabilities will be made at such time as we determine.

     Please read the enclosed proxy statement and return the proxy card indicating your vote in the enclosed, prepaid envelope to MacKenzie Partners, Inc., 156 Fifth Avenue, 13th Floor, New York, New York 10010 or by facsimile (212/929-0308), Attention: Charles Koons. Your vote is important and must be received no later than February 7, 2000. The enclosed proxy statement contains detailed instructions on completing and returning your proxy.

     Our recommendation to approve the sale is based on a number of factors more fully described in the enclosed proxy statement. Certain conflicts of interest described in the enclosed proxy statement exist in connection with our recommendation.

     Again, your vote is very important. Please sign, date and return the enclosed proxy card promptly. Should you have any questions, please contact MacKenzie Partners, Inc., the Partnership's information agent, by calling the following toll-free (1-800/322-2885).

     Your participation in this vote is important and greatly appreciated.

                                         Sincerely,


                                         Michael T. Marron
                                         President
                                         Regional Malls Inc.,
                                           the General Partner of Shopco
                                           Regional Malls, L.P.

                           NOTICE OF SPECIAL MEETING
                                      of
                             THE LIMITED PARTNERS
                                      of
                          SHOPCO REGIONAL MALLS, L.P.

                        To Be Held on February 7, 2000

To the Limited Partners of
Shopco Regional Malls, L.P.:

     NOTICE IS HEREBY GIVEN that a special meeting of the limited partners of Shopco Regional Malls, L.P., a Delaware limited partnership, will be held at the offices of the partnership, 3 World Financial Center, 26th Floor, New York, New York 10285-2900 on February 7, 2000, at 9 a.m., local time, for the following purposes:

     1. To approve the sale of Cranberry Mall, in Westminster, Maryland, and the subsequent liquidation and dissolution of the partnership. Cranberry Properties MM Corp., a Delaware corporation, will purchase Cranberry Mall for $33,500,000. Regional Malls Inc., the general partner of the partnership, anticipates that the limited partners will receive distributions of approximately $122 per unit of limited partnership interest in the partnership in cash, representing (i) approximately $20 per unit of net proceeds from the sale of the partnership's interest in Cranberry Mall (after the partnership pays or provides for payment of transaction costs), and
          (ii) additional cash reserves (after payment or provision for payment of outstanding and anticipated liabilities), which the partnership estimates will be approximately $102 per unit. It is possible that distributions to the limited partners will be lower if the purchaser renegotiates the purchase price, and the general partner, in its reasonable discretion, agrees to a lower purchase price which it believes to be in the best interests of the limited partners, but in no event shall the purchase price be reduced by more than 3%.

     2. To transact such other business as may properly come before the special meeting or any adjournment or postponement thereof.

     Information regarding the matters to be acted upon at the special meeting is set forth in the accompanying proxy statement.

     If the sale is not consummated, there can be no assurance that any future disposition of Cranberry Mall will occur, or that the proceeds of such a sale would be sufficient to pay down the outstanding mortgage on the property. The outstanding principal of the current mortgage was due and payable on April 1, 1999 and is in forbearance until April 1, 2000. Although the General Partner intends to seek to have the mortgage extended and the terms thereof modified or to otherwise refinance the mortgage, there can be no assurances that such extension, modification or refinancing will be obtained, or that the terms thereof will be favorable.

     Regional Malls Inc., the General Partner of the Partnership, Recommends That the Limited Partners Vote "For" the Sale.

     You are invited to attend the special meeting. Even if you intend to attend the special meeting, you are requested to sign and date the accompanying proxy card and return it promptly either in the enclosed, postage-prepaid envelope or by facsimile to (212) 929-0308, Attention:
Charles Koons. Whether or not you plan to attend the special meeting, please take the time to vote on the proposal submitted to the limited partners by completing and mailing the enclosed proxy card. If you sign, date and mail your proxy card without indicating how you wish to vote, your proxy will be counted as a vote in favor of the sale of Cranberry Mall and the subsequent liquidation and dissolution of the partnership. If you fail to return a properly executed proxy card, it will have the same effect as a vote against the sale and liquidation.

     The close of business on December 31, 1999, has been established as the record date for determining the limited partners entitled to notice of, and to direct the vote of units at, the special meeting. A quorum, defined as the presence in person or by proxy of limited partners holding more than 50% of the outstanding partnership interests, is required for the meeting. If a quorum is not present, limited partners holding a majority interest of units may adjourn the meeting from time to time until a quorum is obtained. Once a quorum is present, limited partners holding a majority interest of the units must submit a proxy or vote in person "For" the sale of Cranberry Mall and the subsequent liquidation and dissolution of the partnership. In the event that such a vote is not obtained, the sale and liquidation will not be approved and the limited partners will not receive the distribution of proceeds described above. Attendance at the special meeting will be limited to registered holders of units and invited guests of the partnership.

                                         Regional Malls Inc.
                                         General Partner



                                         Michael T. Marron
                                         President

New York, New York
January 12, 2000




     Your Vote Is Very Important. To Ensure That Your Interests Will Be Represented, Please Sign the Enclosed Proxy Card and Return It Promptly Whether You Intend To Be Present at the Special Meeting or Not. Return the Proxy Card in the Enclosed, Postage-Prepaid Envelope or by Facsimile (212/929-0308), Attention: Charles Koons. Failure to Return a Proxy Card or Abstention from Voting Will Have the Same Effect as a Vote "Against" the Sale. Any Properly Executed Proxy Card on Which a Choice Is Not Indicated Will Be Voted "For" the Sale.

                          SHOPCO REGIONAL MALLS, L.P.
                     3 World Financial Center, 29th Floor
                        New York, New York  10285-2900
                           ------------------------

           THIS PROXY IS SOLICITED ON BEHALF OF THE GENERAL PARTNER
           --------------------------------------------------------

The undersigned hereby appoints Michael T. Marron and Rocco F. Andriola, and each of them, with full power of substitution, as attorneys, agents and proxies to vote its limited partnership units on behalf of the undersigned at the special meeting of the limited partners of Shopco Regional Malls, L.P. called by Regional Malls Inc., the general partner of the partnership, to be held at the offices of the partnership, 3 World Financial Center, 26th Floor, New York, New York 10285-2900, on February 7, 2000 at 9 a.m., local time, or any postponement or adjournment thereof, for the following purposes:

     1. To consider the sale of Cranberry Mall owned by Shopco Malls L.P., and the subsequent liquidation and dissolution of the partnership, in accordance with the terms described in the proxy statement.

               THE GENERAL PARTNER RECOMMENDS THE PROPOSED SALE.

          APPROVE  / /                  DISAPPROVE / /

     2.   Any other business that may properly come before the meeting.

     This proxy, when properly executed and duly returned, will be voted in the manner directed herein by the undersigned limited partner. If no direction is made on this properly executed proxy, this proxy will be voted to APPROVE the sale and subsequent liquidation of the partnership.

               PLEASE SIGN EXACTLY AS YOUR NAME APPEARS ON THE LABEL AFFIXED
          TO THIS PROXY. WHEN UNITS ARE HELD BY JOINT TENANTS, WHEN SIGNING
          AS AN ATTORNEY, EXECUTOR, ADMINISTRATOR, TRUSTEE OR GUARDIAN, PLEASE GIVE FULL TITLE OF SUCH. IF A CORPORATION, PLEASE SIGN NAME BY AUTHORIZED OFFICER. IF A PARTNERSHIP, PLEASE SIGN IN PARTNERSHIP NAME BY AUTHORIZED PERSON.


                           Dated ____________________  ____, 2000

                           Signature:  _________________________________

                           Name:  ______________________________________


                           Signature (if held jointly): _________________

-------------------------------------------------------------------------------
   Please sign and date this blue proxy card and return it in the enclosed postage prepaid envelope or fax it to 212-929-0308 by 5:00 p.m.,
      Eastern Time, on February 4, 2000 (unless such date and/or time is extended in the sole discretion of the General Partners).
-------------------------------------------------------------------------------



                           The Proxy Solicitation Agent:

                                    MACKENZIE
                                  PARTNERS, INC.

                                 156 Fifth Avenue
                             New York, New York 10010
                           (212) 929-5500 (Call Collect)

                                       or

                           Call Toll Free (800) 322-2885

                          SHOPCO REGIONAL MALLS, L.P.
                     3 World Financial Center, 29th Floor
                        New York, New York  10285-2900

                                PROXY STATEMENT

                For the Special Meeting of the Limited Partners
                        To Be Held on February 7, 2000

     We are mailing this proxy statement and the enclosed proxy card to the limited partners of Shopco Regional Malls, L.P., a Delaware limited partnership, on or around January 12, 2000. The purpose of this communication is to solicit proxies for use at a special meeting of the limited partners, which will be held at the offices of the Partnership, 3 World Financial Center, 26th Floor, New York, New York, 10285-2900, on Monday, February 7, 2000, at 9 a.m., local time.

     At the special meeting, we will ask the limited partners to consider the approval of the sale of Cranberry Mall, located in Westminister, Maryland and the subsequent dissolution and liquidation of the Partnership. Cranberry Mall is the sole asset of Shopco Malls L.P., a Delaware limited partnership, of which the Partnership, Shopco Regional Malls, L.P., is the general
partner.   (In this proxy statement, Shopco Regional Malls, L.P. is referred to as the Partnership to distinguish it from Regional Malls, Inc., its General Partner. Shopco Malls L.P., which holds the direct interest in Cranberry Mall, is referred to as the Owner Partnership.) Since the Partnership is the managing general partner of the Owner Partnership, the Partnership controls the Owner Partnership. Following the sale, the Partnership and its limited partners will have no further ownership interest in Cranberry Mall, and both the Partnership and the Owner Partnership will liquidate their assets.

     The purchase price for Cranberry Mall is based on a thorough marketing by Insignia/ESG Capital Advisors Group and an arm's length negotiation between the General Partner, on behalf of the Owner Partnership, and Cranberry Properties MM Corp., a Delaware corporation located at 152 West 57th Street, 44th floor, New York, New York 10019 (the "Purchaser"). The Purchaser will pay the Owner Partnership $33,500,000 in cash. The Partnership will receive approximately $1,415,000 of this amount net of certain transaction costs (including repayment or assumption by the Purchaser of the current mortgage on the property). This represents approximately $20 per unit of limited partnership interest. If the Purchaser attempts to renegotiate the purchase price prior to the closing, the General Partner, in its reasonable discretion, may agree upon a lower purchase price which it believes is in the best interests of the limited partners, but in no event shall the purchase price be reduced by more than 3%. In that event, limited partners will receive lower distributions than those specified above.

     The General Partner is required to act as a fiduciary with respect to the Partnership and the limited partners in a manner that is fair and reasonable to the limited partners in accordance with the Partnership's investment objectives. Insignia Retail Group, Inc. was retained as manager and leasing agent for Cranberry Mall. The Owner Partnership retained Insignia/ESG Capital Advisors Group to assist with the marketing of Cranberry Mall.

     The terms of the sale are set forth in an Agreement of Purchase and Sale, dated as of September 11, 1999 and amended by the First Amendment to Agreement of Purchase and Sale, dated as of October 28, 1999 and the Second Amendment to Agreement of Purchase and Sale, dated as of November 29, 1999 among Barker Pacific Group, Inc., the original purchaser, and the Owner Partnership. Pursuant to an Assignment of Purchase and Sale Agreement, dated as of November 11, 1999, Barker Pacific Group, Inc. assigned, sold and transferred its rights and obligations under the Agreement of Purchase and Sale to Cranberry Properties MM Corp. The Agreement of Purchase and Sale was then further amended by the Third Amendment to Agreement of Purchase and Sale, dated as of December 23, 1999 among Cranberry Properties MM Corp. and the Owner Partnership. If the sale is approved by the limited partners and certain other conditions to the sale are met or waived, the sale will be consummated and the Partnership will have sold its indirect interest in Cranberry Mall. We estimate that the limited partners will receive distributions of approximately $122 per unit in cash as a result of the sale of Cranberry Mall and the ultimate liquidation of both the Partnership and the Owner Partnership, representing:

     (1) net proceeds from the sale (after paying or providing for payment of transaction costs) of approximately $20 per unit; and

     (2) the Partnership's proportional share of additional cash reserves of the Owner Partnership (after payment or provision for payment of outstanding and anticipated liabilities) and additional cash reserves of the Partnership (after payment or provision for payment of outstanding and anticipated liabilities), which will be approximately $102 per unit.

In the event that prior to closing the purchaser renegotiates the purchase price, the distributions to the limited partners will be lower.

     The availability of funds for distribution of additional cash reserves will be determined, in part, based on the collection after the closing of certain rental and other payments due from tenants at Cranberry Mall adjusted as of the closing date. To collect such funds sooner than they would otherwise be paid, the Partnership may accept discounted payments with respect to amounts due, which would result in limited partners receiving their liquidating distribution sooner than would otherwise be the case but could reduce the amount of such liquidating distribution. The actual distribution will be based upon the net cash proceeds of the sale, together with all remaining cash after paying or providing for payment of the Partnership's costs in connection with the proxy solicitation, the sale, and the winding up of the Partnership. These costs may include the preparation of the final audit and tax filings, as well as all other outstanding and anticipated liabilities (including establishing reasonable reserves for any contingent or unforeseen liabilities or obligations). The General Partner will not receive a liquidating distribution.

     If the sale is not consummated, there can be no assurance that any future disposition of Cranberry Mall will occur, or that the proceeds of such a sale would be sufficient to pay down the outstanding mortgage on the property. The outstanding principal of the current mortgage was due and payable on April 1, 1999 and is in forbearance until April 1, 2000. Although the General Partner would seek to have the mortgage extended and the terms thereof modified or to otherwise refinance the mortgage, there can be no assurances that such extension, modification or refinancing will be obtained, or that the terms thereof will be favorable.

     The Amended and Restated Agreement of Limited Partnership of the Partnership, dated as of October 6, 1988, as amended, gives limited partners holding a majority of the issued and outstanding units of limited partnership interest the right to approve or disapprove the sale of Cranberry Mall. The General Partner is calling a special meeting of limited partners to provide them with the opportunity to approve the sale. A quorum, defined as the presence in person or by proxy of limited partners holding more than 50% of the outstanding Partnership interests, is required for the meeting. If a quorum is not present, holders of a majority interest may adjourn the meeting from time to time until a quorum is obtained. Once a quorum is present, limited partners holding a majority interest must submit a proxy or vote in person "For" the sale, or it will not be approved and the limited partners will not receive the distribution of proceeds described above. Neither Delaware law nor the Partnership Agreement provide the limited partners voting against the sale with dissenters' appraisal rights.

     The close of business on December 31, 1999, has been established as the record date for determining which limited partners are entitled to vote the units at the special meeting. As of the record date, the Partnership had outstanding and entitled to vote 70,250 units held of record by 4,376 limited partners. Each unit entitles the holder to one vote on each matter submitted to a vote of the limited partners.

     The General Partner recommends that the limited partners vote "FOR" the sale of Cranberry Mall and the subsequent liquidation and dissolution of the Partnership.

     Our recommendation is based on a number of factors more fully described in this proxy statement. Certain conflicts of interest exist in connection with the General Partner's recommendation in that pursuant to the Partnership Agreement, the General Partner is entitled to certain indemnification rights by the Partnership. See "Risks Factors" beginning on page 11.

     All duly executed proxy cards received from the limited partners prior to the special meeting will be voted as directed on the card. If a duly executed proxy card does not specify a choice, the relevant units will be voted "FOR" the sale of Cranberry Mall and the subsequent liquidation and dissolution of the Partnership. A limited partner may revoke a submitted proxy at any time before it is voted at the special meeting.

     The accompanying proxy is solicited by the General Partner on behalf of the Partnership, to be voted at the special meeting and any adjournment or postponement thereof. The Partnership's principal executive offices are located at 3 World Financial Center, 29th Floor, New York, New York 10285-2900 (telephone: 212/526-3183). We have engaged MacKenzie Partners, Inc. to act as Information Agent in connection with the proxy solicitation process. All communications should be directed to MacKenzie Partners, Inc. by calling toll-free (800/322-2885). In addition to the original solicitation by mail, proxies may be solicited by telephone, facsimile transmission or in person. All expenses of this solicitation, including the cost of preparing and mailing this proxy statement, will be borne by the Partnership.

 The Partnership's Securities and Exchange Commission file number is 1-10217.
                            ______________________

          The date of this Proxy Statement is January 12, 2000.

                               TABLE OF CONTENTS


                                                                          Page

QUESTIONS AND ANSWERS ABOUT THE SALE OF CRANBERRY MALL AND THE
     SUBSEQUENT DISSOLUTION OF SHOPCO REGIONAL MALLS, L.P.  . . . . . . .    1

SUMMARY . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    3
     Background   . . . . . . . . . . . . . . . . . . . . . . . . . . . .    3
     The Transaction  . . . . . . . . . . . . . . . . . . . . . . . . . .    4
     The Special Meeting; Vote Required   . . . . . . . . . . . . . . . .    5
     Purpose of and Reasons for the Sale  . . . . . . . . . . . . . . . .    6
     Effects of the Sale  . . . . . . . . . . . . . . . . . . . . . . . .    6
     Valuation of the Mall    . . . . . . . . . . . . . . . . . . . . . .    8
     Recommendation of the General Partner  . . . . . . . . . . . . . . .    8
     Risk Factors; Conflicts of Interest  . . . . . . . . . . . . . . . .    9

RISK FACTORS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   11
     Risks of the Sale  . . . . . . . . . . . . . . . . . . . . . . . . .   11
     Indemnification under the Partnership Agreement  . . . . . . . . . .   11

DISCUSSION OF THE SALE  . . . . . . . . . . . . . . . . . . . . . . . . .   13
     Reasons for the Sale   . . . . . . . . . . . . . . . . . . . . . . .   13
     Effects of the Sale  . . . . . . . . . . . . . . . . . . . . . . . .   17
     Valuation of Cranberry Mall  . . . . . . . . . . . . . . . . . . . .   18
     Recommendation of the General Partner    . . . . . . . . . . . . . .   19
     Appraisal Rights   . . . . . . . . . . . . . . . . . . . . . . . . .   21
     Costs Associated with the Transaction  . . . . . . . . . . . . . . .   21

SPECIAL MEETING OF THE LIMITED PARTNERS . . . . . . . . . . . . . . . . .   22
     Special Meeting; Record Date   . . . . . . . . . . . . . . . . . . .   22
     Procedures for Computing Proxies   . . . . . . . . . . . . . . . . .   22
     Vote Required  . . . . . . . . . . . . . . . . . . . . . . . . . . .   23
     Solicitation Procedures  . . . . . . . . . . . . . . . . . . . . . .   24
     Revocation of Proxies  . . . . . . . . . . . . . . . . . . . . . . .   24

TERMS OF THE SALE . . . . . . . . . . . . . . . . . . . . . . . . . . . .   25
     The Purchase Agreement   . . . . . . . . . . . . . . . . . . . . . .   25
     Allocation of Costs Associated with the Sale   . . . . . . . . . . .   26
     Representations, Warranties and Covenants of the Parties   . . . . .   26
     Conditions to Closing the Sale   . . . . . . . . . . . . . . . . . .   29
     Termination of the Purchase Agreement  . . . . . . . . . . . . . . .   30
     Amendment of the Purchase Agreement  . . . . . . . . . . . . . . . .   31
     Dissolution and Liquidation of the Partnership   . . . . . . . . . .   31
     Determination of Cash Available for Distribution   . . . . . . . . .   32
     Regulatory Approvals   . . . . . . . . . . . . . . . . . . . . . . .   33

ACCOUNTING TREATMENT AND INCOME TAX CONSEQUENCES OF THE SALE  . . . . . .   33
     Accounting Treatment   . . . . . . . . . . . . . . . . . . . . . . .   33
     Material U.S. Federal Income Tax Consequences of the Transaction   .   33

CERTAIN INFORMATION ABOUT THE PARTNERSHIP . . . . . . . . . . . . . . . .   36
     The Partnership  . . . . . . . . . . . . . . . . . . . . . . . . . .   36
     The General Partner  . . . . . . . . . . . . . . . . . . . . . . . .   36
     The Property Manager   . . . . . . . . . . . . . . . . . . . . . . .   36
     Description of Cranberry Mall  . . . . . . . . . . . . . . . . . . .   36
     Legal Proceedings  . . . . . . . . . . . . . . . . . . . . . . . . .   39
     Distributions  . . . . . . . . . . . . . . . . . . . . . . . . . . .   39
     Ownership of Units   . . . . . . . . . . . . . . . . . . . . . . . .   40
     Market for the Units   . . . . . . . . . . . . . . . . . . . . . . .   40
     Independent Certified Public Accountants   . . . . . . . . . . . . .   41
     Available Information  . . . . . . . . . . . . . . . . . . . . . . .   41
     Prior Related Transactions   . . . . . . . . . . . . . . . . . . . .   41

SELECTED FINANCIAL DATA . . . . . . . . . . . . . . . . . . . . . . . . .   41

DOCUMENTS CONSTITUTING THIS PROXY STATEMENT . . . . . . . . . . . . . . .   42

ANNEX I:    Amended and Restated Agreement of Limited Partnership of
            Shopco Regional Malls, L.P., dated as of October 6, 1988  . .  I-1

ANNEX II:   Selected Financial Data . . . . . . . . . . . . . . . . . .   II-1

ANNEX III:  Unaudited Pro Forma Condensed Financial Information . . . .  III-1

ANNEX IV:   Purchase and Sale Agreement, dated as of September 11, 1999   IV-1

ANNEX V:    First Amendment to Purchase and Sale Agreement,
            dated as of October 28, 1999  . . . . . . . . . . . . . . . .  V-1

ANNEX VI:   Assignment of Purchase and Sale Agreement,
            dated as of November 11, 1999   . . . . . . . . . . . . . .   VI-1

ANNEX VII:  Second Amendment to Purchase and Sale Agreement,
            dated as of November 29, 1999   . . . . . . . . . . . . . .  VII-1

ANNEX VIII: Third Amendment to Purchase and Sale Agreement,
            dated as of December 23, 1999   . . . . . . . . . . . . .   VIII-1

PART II: SHOPCO REGIONAL MALLS, L.P.'S ANNUAL REPORT ON FORM 10-K FOR THE YEAR ENDED DECEMBER 31, 1998

PART III: SHOPCO REGIONAL MALLS, L.P.'S QUARTERLY REPORTS ON FORM 10-Q FOR THE QUARTERS ENDED MARCH 31, 1999, JUNE 30, 1999 AND
            SEPTEMBER 30, 1999

   QUESTIONS AND ANSWERS ABOUT THE SALE OF CRANBERRY MALL AND THE SUBSEQUENT
                  DISSOLUTION OF SHOPCO REGIONAL MALLS, L.P.


Q:   What am I voting on?
A:   The sale of Cranberry Mall and subsequent liquidation and dissolution of
Shopco Regional Malls, L.P.

Q:   Who is entitled to vote?
A:   The limited partners of Shopco Regional Malls, L.P. as of the close of business on December 31, 1999 are entitled to one vote per unit of limited partnership.

Q:   What happens if I vote FOR the sale?
A:   If the holders of a majority of the limited partnership units vote FOR the sale, the sale will be consummated. Title to Cranberry Mall will be transferred to the purchaser for the purchase price of $33,500,000. If certain conditions to closing are not met, the purchaser may renegotiate the purchase price and the General Partner may use its reasonable discretion to agree upon a lower price which it believes to be in the best interests of the limited partners, but in no event shall the purchase price be reduced by more than 3%. Following the sale of Cranberry Mall, Shopco Regional Malls, L.P. will liquidate and you will receive a liquidating distribution.

Q:   Is the General Partner recommending that the limited partners vote for the sale of Cranberry Mall?
A:   Yes, because the General Partner believes it is in the best interests of
Shopco Regional Malls, L.P. and its limited partners to sell Cranberry Mall at this time, the General Partner is recommending that the limited partners vote for the sale of Cranberry Mall and the subsequent liquidation and dissolution of Shopco Regional Malls, L.P.

Q:   How much will my liquidating distribution be?
A:   We estimate that you will receive $122 per limited partnership unit after all liabilities and transaction costs are paid. If certain conditions to closing are not met, the purchaser may renegotiate the purchase price, and we may use our reasonable discretion to agree upon a lower price which, although lower, we believe to be in the best interests of the limited partners, but in no event shall the purchase price be reduced by more than 3%. In that event, your distribution will be lower.

Q:   What happens if I vote AGAINST the sale?
A:   If a majority of the limited partners vote AGAINST the sale, the sale will not be consummated and Shopco Malls L.P. will remain the owner of Cranberry Mall. Shopco Regional Malls, L.P. will not liquidate, and limited partners will not receive a liquidating distribution. There can be no assurance that another suitable buyer will be found, or that any future sale of Cranberry Mall will provide sufficient proceeds to pay off the mortgage on the property which became due and payable on April 1, 1999 and is in forbearance until April 1, 2000.

Q:   Who owns Cranberry Mall, and what is the Owner Partnership?
A:   Shopco Malls L.P., which is referred to as the Owner Partnership, holds title to Cranberry Mall. Shopco Regional Malls, L.P. has a 99% general partnership interest in the Owner Partnership. Consequently, the Partnership controls the Owner Partnership.

Q:   How do I vote?
A:   Sign and date each proxy card you receive and return it in the prepaid envelope. You may revoke your proxy by (1) voting in person at the meeting or (2) at any time before the meeting sending a signed and dated written notice of revocation to Shopco Regional Malls, L.P. If you return your signed proxy card without indicating your voting preference, Michael T. Marron and Rocco F. Andriola will vote FOR the sale on your behalf.

Q:   What if I don't vote?
A:    If you fail to return a properly executed proxy card, it will be the same as if you had voted AGAINST the sale.  Please return your proxy card!

Q:   Is my vote confidential?
A:   Yes, absolutely.  MacKenzie Partners, Inc. is the information agent for the meeting and will tabulate the votes in confidence, as well as certain employees who are associated with processing proxy cards and counting the vote.

Q:   Will filling out one proxy card vote all of my units?
A:   Yes.  Properly filling out and mailing the enclosed proxy will ensure that all of your units will be voted in the manner that you indicate.

Q:   What constitutes a quorum for the meeting?
A:   Limited partners representing a majority of the outstanding units must be present at the meeting or represented by a proxy. If you submit a properly executed proxy card, you will be considered part of the quorum.

                                    SUMMARY

     Set forth below is a summary of certain information contained elsewhere in this Proxy Statement. The information contained in this Summary is qualified by the more complete information contained elsewhere in this Proxy Statement. All limited partners are urged to read this Proxy Statement in its entirety. This Proxy Statement consists of the following three parts:
(1) this document, (2) Shopco Regional Malls, L.P.'s Annual Report on Form 10-K for the year ended December 31, 1998, and (3) Shopco Regional Malls, L.P.'s Quarterly Reports on Form 10-Q for the quarters ended March 31, 1999, June 30, 1999 and September 30, 1999.

This Proxy Statement Contains Forward-Looking Statements. Discussions Containing Such Forward-Looking Statements May Be Found in the Material Set Forth Under "-- Purpose of and Reasons for the Sale" and "DISCUSSION OF THE SALE -- Reasons for the Sale" as Well as Within the Proxy Statement Generally. In Addition, When Used in this Proxy Statement, the Words "Believes," "Anticipates," "Expects" and Similar Expressions Are Intended to Identify Forward-Looking Statements; However, Not All Forward-Looking Statements Will Contain Such Expressions. Such Statements Are Subject to a Number of Risks and Uncertainties. Actual Results or Events in the Future Could Differ Materially from Those Described in the Forward-Looking Statements. The Amount of Distributions to Limited Partners May Be More or Less Than the Amount Described in this Proxy Statement. The Partnership Further Cautions Limited Partners That the Discussion of Factors May Not Be Exhaustive. The Partnership Undertakes No Obligation to Publicly Release Any Revisions to These Forward-Looking Statements That May Be Made to Reflect Any Future Events or Circumstances.

Background
      The Partnership              Shopco Regional Malls, L.P. is a Delaware
                                   limited partnership formed on March 11,
                                   1988.  The Partnership is operated in
                                   accordance with the Amended and Restated
                                   Agreement of Limited Partnership, dated as of October 6, 1988, as amended (the
                                   "Partnership Agreement"). The affairs of the Partnership are conducted by its general partner, Regional Malls Inc. (the
                                   "General Partner"). The Partnership was formed to acquire a general partnership interest in Shopco Malls L.P., a Delaware limited partnership. Shopco Regional
                                   Malls, L.P. is referred to as the
                                   Partnership to distinguish it from its
                                   general partner, Regional Malls, Inc.
                                   Shopco Malls L.P., which holds the direct interest in Cranberry Mall, is referred to as the Owner Partnership. The primary assets of the Owner Partnership were Cranberry Mall, located in Westminster,
                                   Maryland ("Cranberry Mall" or, the "Mall") and the Mall at Assembly Square.
                                   Concurrent with the acquisitions of
                                   Cranberry Mall and the Mall at Assembly
                                   Square, the Partnership became the
                                   managing general partner of the Owner
                                   Partnership.  The Partnership's primary
                                   business was and is acting as general
                                   partner for the Owner Partnership. All of the Partnership's revenues, operating profit or losses and assets relate solely to its ownership interest in and operation of the Owner Partnership.

      The Owner Partnership        The partners of the Owner Partnership are
                                   the Partnership, which holds a general
                                   partnership interest in the Owner
                                   Partnership, and Shopco Limited
                                   Partnership, a Delaware limited
                                   partnership, which holds a limited
                                   partnership interest in the Owner
                                   Partnership.  The Owner Partnership
                                   transferred title to the Mall at Assembly
                                   Square on December 20, 1996 to the holder of the mortgage pursuant to a foreclosure proceeding. Consequently, Cranberry Mall is the only asset of the Owner
                                   Partnership. The business affairs of the Owner Partnership are carried out and managed by the Partnership and the General
                                   Partner which have effective discretion
                                   with respect to the Owner Partnership.
                                   All of the Owner Partnership's revenues, operating profit or losses and assets relate solely to its ownership interest in and operation of Cranberry Mall. See
                                   "CERTAIN INFORMATION ABOUT THE
                                   PARTNERSHIP--The Partnership."

      Cranberry Mall               Cranberry Mall is a single-level, enclosed
                                   regional shopping center located on
                                   approximately 55.61 acres in Westminster,
                                   Maryland, approximately 30 miles northwest
                                   of Baltimore.  Cranberry Mall consists of
                                   a central enclosed mall anchored by three
                                   major department stores --  Belk (formerly
                                   Leggett), Sears, Roebuck and Company and
                                   Montgomery Ward -- and contains space for
                                   approximately 90 retail stores, a health
                                   club, a nine-theatre cinema complex, and a
                                   fourth nationally recognized retail anchor
                                   store.  Cranberry Mall currently has gross
                                   leasable space totaling approximately
                                   530,000 square feet and has parking for
                                   approximately 2,597 automobiles.  For a
                                   description of Cranberry Mall and its
                                   operations, see the section entitled
                                   "CERTAIN INFORMATION ABOUT THE
                                   PARTNERSHIP--Description of Cranberry
                                   Mall."   Cranberry Mall is managed by
                                   Insignia Retail Group, Inc. (the "Property
                                   Manager").  The Property Manager is
                                   responsible for rent collection, leasing and day-to-day on-site management. See
                                   "CERTAIN INFORMATION ABOUT THE
                                   PARTNERSHIP--The Property Manager."
                                   Insignia/ESG Capital Advisors Group, an
                                   affiliate of the property manager, has
                                   been engaged as a broker to sell Cranberry
                                   Mall.

The Transaction
      The Sale Pursuant to its capacity as the general partner of the Owner Partnership, the Partnership proposes to direct the Owner Partnership to sell Cranberry Mall to Cranberry Properties MM Corp., a Delaware corporation (the "Purchaser") for a purchase price of $33,500,000 in cash (the "Sale"). If certain conditions to closing of the Sale (the "Closing") are not met, the Purchaser may attempt to renegotiate the purchase price and the General Partner, in its reasonable discretion, may agree to a purchase price of less than $33,500,000, which it believes to be in the best interests of the limited partners of the Partnership (the "Limited Partners"), but in no event shall the purchase price be reduced by more than 3%.

                                   The Partnership will receive approximately
                                   $2,475,000 of this amount after repayment or assumption by the Purchaser of the principal balance of the mortgage loan and before certain transaction costs. The Sale of Cranberry Mall will result in approximately $20 of net proceeds per unit of limited partnership interest in the Partnership (each, a "Unit") after paying or providing for payment of transaction costs, which the Partnership estimates will be approximately $1,060,000 or $15 per Unit. In addition, the Sale will represent the last asset held by both the Owner Partnership and the Partnership. Both entities will subsequently liquidate, resulting in additional distributions of approximately $102 per Unit. In the event that the Purchaser renegotiates the purchase price, distributions to the Limited Partners will be lower. The terms of the Sale are set forth in an Agreement of Purchase and Sale, dated as of September 11, 1999 and amended by the First Amendment to Agreement of Purchase and Sale, dated as of October 28, 1999 and the Second Amendment to Agreement of Purchase and Sale, dated as of November 29, 1999 among Barker Pacific Group, Inc., the original purchaser ("Barker") and the Owner Partnership. Pursuant to an Assignment of Purchase and Sale Agreement, dated as of November 11, 1999, Barker assigned, sold, and transferred its rights and obligations under the Purchase Agreement to the Purchaser. The Purchase Agreement was then further amended by the Third Amendment to Agreement of Purchase and Sale, dated as of December 23, 1999 among Purchaser and the Owner Partnership. The Agreement of Purchase and Sale, as amended, is referred to herein as the "Purchase Agreement." For a summary of the terms of the Purchase Agreement, see the section entitled "TERMS OF THE SALE." The agreed upon value of Cranberry Mall was based on a thorough marketing by

                                   Insignia/ESG Capital Advisors Group and an arm's length negotiations between the Purchaser and the General Partner on behalf of the Partnership and the Owner Partnership. See "DISCUSSION OF THE SALE -- Reasons for the Sale."

      Dissolution and
         Liquidation               If the Sale is approved by the Limited
                                   Partners and certain other conditions are met or waived, the Sale will be consummated. The Owner Partnership will distribute to the Partnership its share of the proceeds of the Sale. The General
                                   Partner will not receive any proceeds of the Sale. The Owner Partnership will subsequently liquidate and distribute to the Partnership its proportional share of additional Owner Partnership cash reserves
                                   (after payment or provision for payment of outstanding and anticipated liabilities), and the Partnership will distribute its share of additional cash reserves (after payment or provision for payment of outstanding and anticipated liabilities) to the Limited Partners, which is projected to be in the aggregate approximately $7,156,000, or $102 per
                                   Unit. The Partnership will subsequently liquidate. See "TERMS OF THE SALE
                                   Dissolution and Liquidation of the
                                   Partnership" and "--Determination of
                                   Cash Available for Distribution."

The Special Meeting;
Vote Required                      A special meeting of the Limited Partners
                                   will be held on February 7, 2000. At the special meeting, the Limited Partners will consider and vote upon the Sale and the subsequent dissolution and liquidation of the Partnership. The close of business on December 31, 1999, has been established as the record date. As of the record date, the Partnership had outstanding and entitled to vote 70,250 Units, held of record by 4,376 Limited Partners. Each
                                   Unit entitles the holder to one vote on
                                   each matter submitted to a vote of the
                                   Limited Partners.  It is a condition to
                                   the Closing of the Sale that Limited
                                   Partners holding a majority of the Units approve the Sale and the subsequent liquidation and dissolution of the
                                   Partnership.  The General Partner on
                                   behalf of the Partnership is therefore
                                   soliciting proxies from the Limited
                                   Partners to be voted at the special
                                   meeting and any adjournment(s) or
                                   postponement(s) thereof.  A quorum,
                                   defined as the presence in person or by
                                   proxy of Limited Partners holding more
                                   than 50% of the outstanding Units, is
                                   required for the meeting.  See "SPECIAL
                                   MEETING OF THE LIMITED PARTNERS."

Purpose of and Reasons
for the Sale                       As part of the General Partner's
                                   continuing effort to fulfill its fiduciary responsibility to the Limited Partners by enhancing the value of the Limited
                                   Partners' investment in the Units, the
                                   General Partner continually considers
                                   various strategies and alternatives
                                   available to the Partnership.  One such
                                   strategy is directing, in its capacity as managing general partner of the Owner
                                   Partnership, the Owner Partnership to sell
                                   Cranberry Mall. For a discussion of these various strategies and alternatives, see
                                   "DISCUSSION OF THE SALE -- Reasons for the
                                   Sale."  The subsequent dissolution and
                                   liquidation of the Partnership will allow the Limited Partners to liquidate, on an all cash basis, their illiquid investment in their Units, which cash can then be invested in alternative investments.

                                   The considerations which resulted in the determination to present the Sale to the Limited Partners and to recommend the Sale are described in the section entitled "DISCUSSION OF THE SALE -- Reasons for the

                                   Sale." Although the Sale is not without
                                   the risks described in the section
                                   entitled "RISK FACTORS -- Risks of the
                                   Sale," the General Partner believes that, given the favorable terms of the Sale, it is its fiduciary responsibility to present the Sale to the Limited Partners for their approval. The General Partner recommends that the Limited Partners APPROVE the Sale.

Effects of the Sale                If the Sale is approved by the Limited
                                   Partners and certain other conditions are met or waived, the sale will be consummated. The Partnership will have sold its interest in Cranberry Mall through the Owner Partnership to the Purchaser. Thereafter, the Partnership will be liquidated and dissolved at such time as the General Partner determines that all remaining Partnership assets are available for distribution and all
                                   Partnership obligations and liabilities
                                   have been paid or provided for.  The Owner
                                   Partnership will be liquidated and
                                   dissolved as well.

                                   The General Partner estimates that the
                                   Limited Partners will receive
                                   distributions of approximately $122 per
                                   Unit in cash as a result of the Sale and the Partnership's ultimate dissolution, representing (1) net proceeds from the Sale (after paying or providing for payment of transaction costs) of approximately $20 per Unit; (2) additional Partnership cash reserves (after payment or provision for payment of outstanding and anticipated Partnership liabilities) and additional Owner Partnership cash reserves (after payment or provision for payment of outstanding and anticipated Owner Partnership liabilities), which will be approximately $102 per Unit. The amounts distributed to the Limited Partners will be less than the amounts specified above if the Purchaser renegotiates the purchase price and the General Partner, in its reasonable discretion, agrees to a lower price which it believes is in the best interests of the Limited Partners, but in no event shall the purchase price be reduced by more than 3%. See "TERMS OF THE SALE-- Dissolution and Liquidation of the Partnership" and "--Determination of Cash Available for Distribution." The General Partner will not receive a liquidating distribution. Any reserves not utilized to meet Partnership liabilities or obligations will be distributed to the Limited Partners at such time as determined by the General Partner. Upon liquidation and dissolution of the Partnership, Limited Partners will cease to have an ownership interest in the Partnership and will no longer bear the risks or benefits associated with such ownership. See "DISCUSSION OF THE SALE-- Effects of the Sale." For a description of certain tax consequences of the Sale, see "ACCOUNTING ISSUES AND INCOME TAX CONSEQUENCES OF THE SALE."

                                   If the Sale is not consummated, there can be no assurance that any future disposition of Cranberry Mall will occur or what the terms of such a transaction might be. Any future sale may not be at a purchase price sufficient to pay off the mortgage on Cranberry Mall and may not occur on or before April 1, 2000, the date when such mortgage becomes due and payable. If the Sale is not approved, the General Partner will continue to operate the Partnership in accordance with the terms of the Partnership Agreement and in fulfillment of its fiduciary duties, including the review of any offers to purchase Cranberry Mall or the Partnership's interest in the Owner Partnership (the "Interest"). In addition, the General Partner will continue to evaluate the various alternatives to the Sale, as described in the section entitled "DISCUSSION OF THE SALE -- Reasons for the Sale." Such alternatives include: (1) continuing to hold the Interest and consequently Cranberry Mall; (2) an auction of the Interest; (3) an auction of Cranberry Mall; and (4) solicitation of bids for the Interest or Cranberry Mall. Holding Cranberry Mall will likely require additional capital expenditures which provide an uncertain return for investors. In addition, the outstanding principal of the current mortgage on Cranberry Mall was due and payable April 1, 1999 and is in forbearance until April 1, 2000, and the General Partner will have to negotiate with the holder of the mortgage for a continuation of the forbearance past April 1, 2000. Therefore, the General Partner has concluded that such options are not in the best interest of the Limited Partners at this time, particularly in light of the Purchaser's offer. See "DISCUSSION OF THE SALE--Effects of the Sale--Effects of Failure to Approve the Sale."

Valuation of the Mall              The agreed upon value of Cranberry Mall is
                                   based on a thorough marketing by
                                   Insignia/ESG Capital Advisors Group
                                   ("Insignia") and an arm's length
                                   negotiation between the Purchaser and the General Partner on behalf of the Owner
                                   Partnership. Insignia is the real estate capital markets subsidiary of Insignia
                                   Financial Group, one of the nation's
                                   largest commercial real estate service
                                   providers. The General Partner, working with Insignia, determined that a broad based marketing effort would provide maximum market exposure and Insignia subsequently identified and mailed marketing materials to over 100 qualified mall investors as prospective purchasers of Cranberry Mall. As a result of this extensive marketing process, the General
                                   Partner entered into negotiations with the

                                   Purchaser, and the Purchaser subsequently entered into the Purchase Agreement.

                                   In 1997, Cushman & Wakefield, Inc., an
                                   independent third-party appraisal firm,
                                   was engaged by the Partnership to prepare an appraisal of Cranberry Mall as of January 1, 1998. Pursuant to its engagement, Cushman & Wakefield reported to the Partnership that the valuation of Cranberry Mall was $40,000,000 as of January 1, 1998. The General Partner believes that the January 1, 1998 valuation, which is almost two years old, is not an accurate measure of a current, realizable selling price for Cranberry Mall for several reasons including, without limitation: (i) a recent deterioration in the Mall's net operating income due in large part to the unforseen and continuing vacancy of a large anchor tenant space; (ii) a recent decline in investment demand for regional malls;
                                   (iii) increased interest rates for
                                   commercial mortgage loans; (iv) the
                                   increasing number of bankruptcies in
                                   national chains in the retailing industry;
                                   and (v) increased competition within the Mall's primary and secondary trade areas. See "DISCUSSION OF THE SALE--Valuation of Cranberry Mall."

Recommendation of the
General Partner                    The General Partner recommends that the
                                   Limited Partners vote "FOR" the Sale.  The
                                   General Partner's recommendation and its determination that the terms of the Sale are fair to the Limited Partners was based on the following factors. See "DISCUSSION
                                   OF THE SALE--Recommendation of the General
                                   Partner" for a more detailed discussion of the following factors.

      Factors in Favor of the
         Sale In determining the fairness of the Sale, the General Partner considered the following factors which weighed in favor of the Sale: (1) the thoroughness of the marketing effort for Cranberry Mall and the small likelihood that a superior offer with a comparable probability of closing the transaction could be obtained; (2) the arm's-length negotiation between the Purchaser and the General Partner on behalf of the Partnership as the basis for determining the agreed upon value of Cranberry Mall; (3) the structure of the Sale as an all-cash transaction with reduced transaction costs; (4) uncertainty regarding a future offer to purchase Cranberry Mall at a price sufficient to cover the outstanding principal of the current mortgage; (5) the fact that the outstanding principal of the current mortgage was due and payable April 1, 1999 and is in forbearance until April 1, 2000, with no assurance that such mortgage can be extended or refinanced on acceptable terms; (6) the fact that a significant investment will be required for the leasing of the vacant anchor tenant space and general renovation of the Mall within the next few years in order to maintain its competitive position. Such lease-up and renovation might necessitate continued ownership of Cranberry Mall for several years to realize a return on such investment, thereby exposing the Limited Partners to the additional market risk of continued ownership of their Units; (7) the fact that the longer that Cranberry Mall is held, the greater the risk of lease renegotiation at lower than market or current rental rates and non-renewal and early termination of leases; (8) the termination in February 1999 of a prior agreement for the purchase of Cranberry Mall by the prior purchaser due to its inability to execute its proposed redevelopment scheme; (9) the high cost of operating the Partnership as a publicly-held entity; (10) the lack of an established exchange or market for the Units; and (11) the General Partner's industry knowledge regarding the marketability of Cranberry Mall. See "DISCUSSION OF SALE--Reasons for the Sale."

      Factors Against the
         Sale In determining the fairness of the terms of the Sale, the General Partner also considered the following factors which weighed against the Sale: (1) the Purchaser may attempt to renegotiate the purchase price downward prior to the Closing if certain conditions to Closing are not met; (2) the Limited Partners may be unable to invest the cash received by them in connection with the Sale in alternative investments that will generate a return equal to or greater than that generated by the investment in the Partnership; (3) after the consummation of the Sale, the Limited Partners will no longer share in any potential increases in the value of Cranberry Mall; (4) there can be no assurances that a better offer for Cranberry Mall may not be available; and
                                   (5) the Limited Partners may incur certain tax liabilities as a result of the Sale. See "ACCOUNTING ISSUES AND INCOME TAX CONSEQUENCES OF THE SALE."

                                   The General Partner concluded that the
                                   factors weighing in favor of the Sale
                                   outweighed the factors weighing against
                                   the Sale and that, as with any investment decision, the potential disadvantages and risks of the Sale are speculative, cannot be quantified and do not outweigh the benefits.

Risk Factors;
Conflicts of Interest              The Sale is subject to certain risks and
                                   conflicts of interest as more fully
                                   described in the section entitled "RISK
                                   FACTORS."  Such risks include the
                                   possibility that prior to the Closing the Purchaser may attempt to renegotiate the purchase price downward if certain conditions to Closing are not met. The
                                   General Partner, in its reasonable
                                   discretion, may agree to a lower purchase price which it believes is in the best interests of the Limited Partners, but in no event shall the purchase price be reduced by more than 3%.

                                 RISK FACTORS

Risks of the Sale

      The Sale is not without certain potential disadvantages and risks to the Limited Partners. Such disadvantages and risks include the following:

      - The Purchaser may attempt to renegotiate the purchase price downward prior to the Closing if certain conditions to Closing are not met. The General Partner, in its reasonable discretion, may agree to a lower purchase price which it believes is in the best interests of the Limited Partners, but in no event shall the purchase price be reduced by more than 3%. This will result in lower distributions to the Limited Partners.

      - There can be no assurance that the cash distributions received by the Limited Partners in connection with the Sale can be invested in alternative investments that will generate a return equal to or greater than that generated by the investment in the Partnership.

      - Despite the approval of the Sale by the Limited Partners, it may not be consummated because of the failure of the Purchaser or the Owner Partnership to meet certain conditions to Closing. Such conditions include the delivery of valid title to Cranberry Mall, the delivery of estoppel certificates from tenants of Cranberry Mall and the accuracy of certain representations made regarding authority, litigation, leases and contracts.

      - The Limited Partners will no longer have an ownership interest in Cranberry Mall and thus will not share in any potential increases in its value.

      - There can be no assurances that a better offer for the acquisition of the Partnership's interest in the Owner Partnership or Cranberry Mall may not be available now or in the future.

      - The Limited Partners may incur certain tax liabilities as a result of the Sale.

      Notwithstanding these risks, the General Partner has concluded that, as with any investment, such potential disadvantages and risks are speculative, cannot be quantified and do not outweigh the benefits of the Sale and the subsequent liquidation of the Partnership.

Indemnification under the Partnership Agreement

      The Partnership Agreement that governs the Partnership provides that the General Partner will not be liable for any loss incurred by the Partnership or any of the Limited Partners as a result of any act or omission of the General Partner acting in good faith on behalf of the Partnership or the Owner Partnership. Such act must be reasonably believed by the General Partner or such other person to be within the scope of the authority granted by the Partnership Agreement and in the best interests of the Partnership, so long as such act or omission does not constitute negligence or misconduct. Under the terms of the Partnership Agreement, the General Partner is indemnified by the Partnership for any claim, loss, expense, liability, action or damage, including reasonable attorneys' fees, resulting from any such act or omission. Any indemnity shall be paid from, and only to the extent of, Partnership assets.

      If a claim is made against the General Partner in connection with its actions with respect to the Sale, the General Partner expects that it will seek to be indemnified by the Partnership. As a result, a limited partner's remedy with respect to claims against the General Partner and such other Person relating to the General Partner's or such other person's involvement in the Sale could be more limited than the remedies which would have been available absent the existence of these rights in the Partnership Agreement. A successful claim for indemnification, including the expenses of defending a claim made, would reduce the Partnership's assets by the amount paid.

                            DISCUSSION OF THE SALE

Reasons for the Sale

      As part of our continuing effort to fulfill our fiduciary responsibility to the Limited Partners by enhancing the value of the Limited Partners' investment in the Units, we continually consider various strategies and alternatives available to the Partnership. One such strategy is to direct, in the Partnership's capacity as managing general partner, the Owner Partnership to sell Cranberry Mall. Consummation of the sale of Cranberry Mall (the "Sale") to the Purchaser will allow the Limited Partners to liquidate, on an all-cash basis, their illiquid investment in the Units, which cash can then be invested in alternative investments.

      We believe the terms of the Sale are favorable to the Partnership and the Limited Partners in part because: (1) the Sale will be consummated on an all-cash basis at an agreed upon value of Cranberry Mall based, in part, on the fair market value of the Mall as determined by a thorough marketing by Insignia/ESG Capital Advisors Group and an arm's length negotiation between the Purchaser and the General Partner on behalf of the Partnership; and (2) the Limited Partners will no longer be subject to the risks inherent in the ownership of a retail mall that has suffered deteriorating net operating income and operates in a market that has suffered a recent decline in property values. See "--Recommendation of the General Partner--Factors in Favor of the Sale." Although the Sale is not without risks, as described in the section entitled "RISK FACTORS--Risks of the Sale," the General Partner believes that, given the favorable terms of the Sale, it has a fiduciary responsibility to present it to the Limited Partners for their approval and to recommend the Sale.

      The considerations which resulted in the determination to present the Sale to the Limited Partners and to recommend the Sale are described in more detail below.

      Background of the Sale

      The General Partner considered several alternatives to the Sale, including: (1) continuing to hold the Partnership's interest in the Owner Partnership (the "Interest") and consequently Cranberry Mall; (2) an auction of the Interest; (3) an auction of Cranberry Mall; and (4) solicitation of third-party bids for the Interest or for Cranberry Mall.

      Continuing to hold the Interest and Cranberry Mall, considered the least desirable alternative, was rejected. The value of the Mall becomes less certain the longer the property is held, increasing the risk in such ownership. Cranberry Mall operates in a segment of the commercial real estate market that has suffered a recent decline in property value due to several factors, including without limitation, internet retailing, oversupply of regional malls and changing consumer tastes. The ownership of retail properties is also subject to risks relating to conditions in the retailing industry, which has seen a number of bankruptcies of national chains as well as smaller local retailers. Certain of these risks were recently evidenced at Cranberry Mall by the bankruptcy-related lease termination of Caldor, an anchor tenant at Cranberry Mall, who filed for protection under the U.S. Bankruptcy Code on September 18, 1995. Subsequently, in February 1998, Caldor announced that it would close its store at Cranberry Mall, and did so on May 10, 1998. In July 1998, Caldor rejected its lease with bankruptcy court approval. Although the Partnership's claim for unpaid rent and rejection damages under Caldor's lease was filed shortly thereafter, it would have been preferable to retain Caldor as a tenant. Caldor did not submit a plan for reorganization and on January 22, 1999 was ordered to wind down its business operations and affairs under Chapter 11 of the Bankruptcy Code. Since May, 1998, the General Partner and Insignia Retail have made efforts to secure a new anchor tenant for Caldor's space. On July 1, 1999, the General Partner executed letters of intent with two nationally recognized tenants to lease approximately 31,000 square feet of Caldor's space. Improvements and alterations necessary to accommodate these tenants will require substantial capital outlays by the owner of the property. The total cost that will be incurred to secure these tenants, which includes leasing commissions, tenant improvements, and related capital improvements, is estimated to be in excess of $2 million. Another example of a bankruptcy-related risk involves Montgomery Ward, another Cranberry Mall anchor tenant. On July 7, 1997, Montgomery Ward filed for protection under Chapter 11 of the U.S. Bankruptcy Code, and as part of its bankruptcy process announced the closing of 48 stores on October 10, 1997. However, during bankruptcy Montgomery Ward reaffirmed its lease at Cranberry Mall, has remained in possession of its space, and is committed to paying all rent arrears under a confirmed plan of reorganization. Another example of a bankruptcy-related risk involves a non-anchor tenant, County Seat. On October 17, 1996, County Seat filed for protection under Chapter 11 of the U.S. Bankruptcy Code in the United States Bankruptcy Court in the District of Delaware. County Seat confirmed a plan of reorganization, but was unable to meet certain of its obligations thereunder. As a result, County Seat was forced to file a second Chapter 11 case, in the United States Bankruptcy Court in the Southern District of New York, on January 22, 1999. Thereafter, County Seat announced that it would close its store at Cranberry Mall, and rejected its lease with bankruptcy court approval.

      Both an auction of the Interest and an auction of Cranberry Mall were rejected by the General Partner. In addition to the factors noted in the preceding paragraph, it is the belief of the General Partner that real estate auctions (as opposed to a solicitation of third-party bids through the use of investment bankers or real estate brokers) are frequently viewed as a sale method of last resort, making it even less likely that a price greater than the price reflected in the proposed Sale could be achieved, as the typical buyer at such an auction is seeking below-market purchase prices.

      In light of the above mentioned reasons, the General Partner determined to pursue the sale of Cranberry Mall as the most desirable strategic investment alternative available to the Partnership. During the second quarter of 1998 the General Partner engaged Insignia/ESG Capital Advisors Group ("Insignia") as broker to market Cranberry Mall for sale. The General Partner selected Insignia as a broker based on Insignia's excellent reputation as a premier national brokerage firm and its expertise in marketing commercial retail real estate and negotiating sophisticated real estate transactions. Insignia is the real estate capital markets subsidiary of Insignia Financial Group, one of the nation's largest commercial real estate service providers with 49 offices the continental United States plus international operations in the United Kingdom, Germany, and Italy. During 1998, Insignia was responsible for over $3.4 billion in commercial investment property sales. In its Quarterly Report on Form 10-Q for the quarter ended June 30, 1998, the Partnership reported that it engaged a broker to market Cranberry Mall for sale, and in anticipation of the sale of the Mall, recorded the Partnership's real estate on its June 30, 1998 balance sheet as "Real Estate Assets Held for Disposition."

      The General Partner, working with Insignia, determined that a broad based marketing effort would provide maximum market exposure. Insignia identified over 100 qualified mall investors as prospective purchasers of Cranberry Mall, and sent them investment summaries and confidentiality agreements in August 1998. In September 1998, 17 of these prospective purchasers entered into confidentiality agreements with the Partnership and received Confidential Offering Memoranda. Between September 22 and October 6, 1998, four of the prospective purchasers submitted non-binding offers to purchase Cranberry Mall, ranging in price from $30 million to $39.75 million. CenterCo, Inc. ("CenterCo") submitted the highest offer of $39.75 million (which was $4 million higher than the second highest offer), based on its plans to redevelop Cranberry Mall. The General Partner proceeded to negotiate with CenterCo, and on December 3, 1998, the Owner Partnership entered into an agreement to sell its ownership interest in Cranberry Mall to CenterCo for $39,750,000. The agreement provided for termination by CenterCo at any time during the due diligence review period. Pursuant to this termination provision, CenterCo terminated the agreement on February 5, 1999 as it was unable to execute a viable redevelopment scheme. As a result of this termination, the General Partner and Insignia resumed efforts to actively market the property for sale.

      In February 1999, Insignia identified 57 qualified mall investors as prospective purchasers of Cranberry Mall, and sent them investment summaries and confidentiality agreements. This group was largely composed of investors who had indicated interest in the previous marketing effort. In March 1999,

12 investors entered into confidentiality agreements with the Partnership and received updated Confidential Offering Memoranda. Between March 22 and April 10, 1999, four of the prospective purchasers submitted non-binding offers to purchase Cranberry Mall, ranging in price from $30 million to $34 million. The General Partner, after discussions with Insignia and after assessing the risks and considering several factors, including the certainty of closure, proceeded to negotiate with one of the two highest bidders, Condor Acquisition Partners LC ("Condor"), an affiliate of Barker Pacific Group, Inc. ("Barker"). Condor is a Delaware limited liability company in which Barker is a fifty percent shareholder, created for the purpose of acquiring commercial retail real estate. Barker is a real estate investment firm comprised of experienced real estate professionals active in asset management, acquisitions, and development of major commercial projects.

      On July 1, 1999, the Partnership executed a letter of intent to sell Cranberry Mall to Barker. On September 11, 1999, pursuant to an Agreement of Purchase and Sale, the Owner Partnership agreed to sell its ownership interest in Cranberry Mall to Barker for a net purchase price of $34,000,000 in cash. The Agreement of Purchase and Sale was subsequently amended by a First Amendment to Agreement of Purchase and Sale, dated as of October 28, 1999 and a Second Amendment to Agreement of Purchase and Sale, dated as of November 29, 1999. Pursuant to an Assignment of Purchase and Sale Agreement, dated as of November 11, 1999, Barker assigned, sold and transferred its rights and obligations under the purchase agreement, as amended, to the Cranberry Properties MM Corp. Cranberry Properties MM Corp. is a Delaware corporation and a wholly-owned subsidiary of Phoenix Four ("Phoenix"), an international business corporation based in Nassau, Bahamas. Phoenix, established in 1993, is an open-ended opportunity fund publicly listed on the Luxembourg Stock Exchange, and a Bahamas licensed mutual fund, specializing in the acquisition of value-added commercial real estate debt and equity assets. Pursuant to continuing negotiations between Cranberry Properties MM Corp. and the General Partner on behalf of the Partnership and the Owner Partnership, the two parties entered into a Third Amendment to Agreement of Purchase and Sale dated as of December 23, 1999 to the purchase agreement under which the Owner Partnership will sell its ownership interest in Cranberry Mall to Cranberry Properties MM Corp. for a purchase price of $33,500,000 in cash. The due diligence expiration date of the Agreement of Purchase and Sale was extended, from time to time, by mutual agreement of the parties, through December 23, 1999.

      Risks and Related Costs Associated with Continued Ownership of the Mall

      The ownership of retail properties is subject to risks relating to conditions in the retailing industry, which has seen a number of bankruptcies of national chains (commonly known as "national credit tenants") as well as smaller local retailers. The longer the Partnership holds its Interest in the Owner Partnership and Cranberry Mall, the greater the risk to the

Partnership of lease defaults, lease renegotiation at rental rates lower than market or current rates, and non-renewal and early termination of leases. At Cranberry Mall, this risk is evidenced by the recent lease default of Caldor pursuant to its bankruptcy filing. Such risks are not exclusively limited to anchor stores; they also affect specialty stores, including County Seat and several other former tenants at Cranberry Mall which have defaulted on their leases pursuant to bankruptcy filings. Such lease defaults or non-renewals often result in the need for substantial capital improvements or remodeling to attract new tenants. The Owner Partnership and the Partnership have previously reserved against such risks, and the maintenance of such reserves, together with lease defaults, non-renewals and early terminations, has resulted and could be expected to result in the future in lower distributions to the Limited Partners.

      The Mall is likely to require a significant investment for the leasing of vacant anchor tenant space and a general renovation within the next few years in order to maintain its competitive position. Any financing required in connection with such lease-up or renovation would increase the liabilities of the Owner Partnership or the Partnership and may result in lower distributions to the Limited Partners. In addition, such lease-up or renovation of the Mall might necessitate continued ownership of the Mall for several years in order to enable the Partnership to realize a return on such investment, which would expose the Limited Partners to the additional market risks associated with continued ownership of the Mall and the lack of an established trading market for the Units.

      If the Sale is not approved, there can be no assurance as to whether any future sale of the Interest or Cranberry Mall, or any future liquidation or dissolution of the Partnership, will occur or on what terms such a sale, or liquidation or dissolution, might occur. Any such future sale may not be at a price sufficient to satisfy the mortgage on the property. As of December 29, 1999 the principal balance of the mortgage is $31,025,000.

      The outstanding principal balance on the mortgage on the property became due and payable on April 1, 1999. The General Partner and the mortgage lender, Metropolitan Life Insurance Company, agreed to allow the Partnership to defer the repayment of the principal balance of the loan to April 1, 2000, provided that the Partnership continues to pay interest at the same rate and times set forth in the mortgage notes. If the sale is not approved, the General Partner intends to seek to have the mortgage extended and the terms thereof modified or to otherwise refinance the mortgage; however, there can be no assurances that such extension, modification or refinancing will be obtained or that the terms thereof will be favorable.

      The Partnership incurs general and administrative costs related to its status as a public reporting entity under the Federal securities laws. The costs of preparing reports such as Annual Reports on Form 10-K and Quarterly

Reports on Form 10-Q, as well as the expenses of printing and mailing these materials, are significant. In addition, the Partnership incurs significant legal and accounting fees in complying with the Federal securities laws.

      There is no established trading market for the Units. As a result, the Limited Partners and the Partnership incur all of the costs associated with public-entity status, but have little of the benefits associated with liquidity. The Units are not readily transferable; consequently, the Limited Partners are essentially locked into their investment in the Units until the Interest or Cranberry Mall is sold.

      Benefits of the Sale

      As a result of the sale of Cranberry Mall, the Limited Partners will receive their proportionate share, on an all-cash basis, of the fair market value of the Partnership's interest in Cranberry Mall, after the Owner Partnership and the Partnership each pays or provides for payment of all outstanding and anticipated liabilities (including establishing reserves for any contingent or unforeseen liabilities or obligations). Such proceeds can then be reinvested by the Limited Partners in other investments that could possibly yield a higher return than the investment in the Partnership. In addition, the structure of the Sale on an "as is" basis limits the need for the Partnership to reserve substantial funds after the closing date of the Sale (the "Closing Date") to satisfy any post-closing liabilities.

Effects of the Sale

      General

      If the Sale is approved by the Limited Partners and the remaining conditions to the Sale are met or waived, the Sale will be consummated, and the Owner Partnership will have sold Cranberry Mall to the Purchaser. The Owner Partnership will then pay the Sale Costs (as defined in "Costs Associated with the Transaction") and pay or make provision (including establishing reserves) for the payment of all other outstanding and anticipated liabilities. The remaining proceeds will be distributed to the Partnership for distribution to the Limited Partners; the General Partner will not receive any distribution from the Sale. The Partnership will be liquidated and dissolved at such time as the General Partner determines that all remaining Partnership assets are available for distribution and all Partnership obligations and liabilities have been paid or provided for; the General Partner will not receive any distribution from such liquidation and dissolution. Thereafter, the registration of the Units under Section 12(g)(4) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), will be terminated. Further, upon dissolution, the Partnership will no longer be subject to the periodic reporting requirements of the Exchange Act and will cease filing information with the Securities and Exchange

Commission (the "Commission"). The General Partner intends to conclude the liquidation of the Partnership as soon as it deems appropriate.

      Effects on the Limited Partners

      Upon liquidation and dissolution of the Owner Partnership and the Partnership, in accordance with the Partnership Agreement, the resulting proceeds of the Sale, together with all cash on hand and reserves, will be used to make distributions to the Limited Partners after payment of or making provision for the payment of all other outstanding and anticipated Partnership liabilities (including establishing reserves for any contingent or unforeseen liabilities or obligations). The General Partner currently anticipates that the Limited Partners will receive distributions of approximately $122 per Unit as a result of the Sale and the Owner Partnership's and the Partnership's ultimate dissolution, representing (1) approximately $20 per Unit of net proceeds from the Sale after providing for payment of transaction costs, and (2) the distribution of additional Partnership cash reserves (after paying or providing for payment of outstanding and anticipated Partnership liabilities) and additional cash reserves of the Owner Partnership (after payment or provision for payment of outstanding and anticipated liabilities), which the Partnership estimates will be approximately $102 per Unit. The amounts distributed to the Limited Partners will be less than the amounts specified above if the Purchaser renegotiates the purchase price and the General Partner, in its reasonable discretion, agrees to a lower price, which it believes is in the best interests of the Limited Partners, but in no event shall the purchase price be reduced by more than 3%. The availability of funds for distribution of additional Partnership cash reserves may be determined, in part, based on the collection after the Closing of certain rental and other payments due from tenants at the Mall adjusted as of the Closing Date. To collect such funds sooner than they would otherwise be paid, the Partnership may accept discounted payments with respect to amounts due, which would result in Limited Partners receiving their liquidating distribution sooner than would otherwise be the case but could reduce the amount of such liquidating distribution. See "TERMS OF THE SALE--Dissolution and Liquidation of the Partnership" and "--Determination of Cash Available for Distribution." Based on the estimated distributions to be made to the Limited Partners as a result of the sale of Cranberry Mall and the subsequent liquidation of the Owner Partnership and the Partnership, Limited Partners will not receive an amount in excess of the preferred return to which they are entitled under the Partnership Agreement.

      Effects on the Partnership

      The purchase price to be paid by the Purchaser for Cranberry Mall is $33,500,000. Approximately 100% of the net proceeds from the purchase price will be paid to the Partnership. This amount is based upon the Partnership's interest in the Owner Partnership (the "Interest") and was determined based on the provisions in the Amended and Restated Agreement of Limited Partnership of the Owner Partnership, dated as of October 6, 1988 (the "Owner Partnership Agreement"). The Partnership will receive a liquidating distribution, which will include (i) approximately $1,415,000 which constitutes the net proceeds from the Sale and (ii) the distributions from the Owner Partnership to the Partnership and the net cash reserves of the Partnership, in an approximate aggregate amount of $7,156,000, for an approximate total of $8,571,000, all in accordance with the terms of the Owner Partnership Agreement. Any increase or decrease in total Partnership distributions based on funds collected after the Closing and the amount required to pay or provide for payment of the Partnership's obligations or liabilities will increase or decrease the liquidating distribution to the Limited Partners. See "TERMS OF THE SALE--Determination of Cash Available for Distribution."

      Effects of Failure to Approve the Sale

      If the Sale is not consummated, there can be no assurance as to whether any future liquidation or disposition of the Interest or Cranberry Mall, either in whole or in part, will occur or on what terms they might occur.
Any future sale may not be at a purchase price sufficient to pay off the mortgage on Cranberry Mall and may not occur on or before April 1, 2000, the date when such mortgage becomes due and payable. However, if not approved, the General Partner will continue to operate the Partnership in accordance with the terms of the Partnership Agreement and in fulfillment of its fiduciary duties, including the review of any third-party offers to purchase the Interest or Cranberry Mall, in an effort to enhance the Partnership's value on behalf of the Limited Partners. In addition, the General Partner will continue to evaluate the various alternatives to the transaction, as described in the section entitled "Purpose of and Reasons for the Transaction." Such alternatives include: (1) continuing to hold the Interest and Cranberry Mall; (2) an auction of the Interest or Cranberry Mall; and (3) solicitation of bids for the Interest or Cranberry Mall. The General Partner has concluded that such options are not in the best interest of the Limited Partners at this time, particularly in light of the Purchaser's offer.

Valuation of Cranberry Mall

      Current Valuation

      The purchase price is based on a thorough marketing by Insignia/ESG Capital Advisors Group ("Insignia") and an arm's length negotiation between the Purchaser and the General Partner on behalf of the Partnership and the Owner Partnership. The General Partner, working with Insignia, determined that a broad based marketing effort would provide maximum market exposure and

Insignia subsequently identified and mailed marketing materials to over 100 qualified mall investors as prospective purchasers of Cranberry Mall. As a result of this extensive marketing process, the General Partner entered into negotiations with the Purchaser, and the Purchaser subsequently entered into the Purchase Agreement.

      Insignia is the real estate capital markets subsidiary of Insignia Financial Group, one of the nation's largest commercial real estate service providers with 49 offices in the continental United States plus international operations in the United Kingdom, Germany, and Italy. During 1998, Insignia was responsible for $3.4 billion in commercial investment property sales.
See "DISCUSSION OF THE SALE--Reasons for the Sale--Background of the Sale."

      Prior Years Valuation

      In 1997, Cushman & Wakefield, an independent third-party appraisal firm, was engaged by the Owner Partnership to prepare an appraisal of the Mall as of January 1, 1998. Pursuant to its engagement, Cushman & Wakefield reported to the Partnership that the value of the Mall was $40,000,000 as of January 1, 1998. However, appraisals are only estimates of value as of the specific appraisal date, and certain conditions affecting the value of Cranberry Mall are significantly different at the present time than at the time the appraisal was completed. The General Partner believes that the January 1, 1998 appraisal value, which is almost two years old, is not an accurate measure of a current, realizable selling price for Cranberry Mall for several reasons including, without limitation: (i) a recent deterioration in the Mall's net operating income due in large part to the unforseen and continuing vacancy of a large anchor tenant space; (ii) a recent decline in investment demand for regional malls; (iii) increased interest rates for commercial mortgage loans; (iv) the increasing number of bankruptcies in national chains in the retailing industry; and (v) increased competition within the Mall's primary and secondary trade areas.

Recommendation of the General Partner

      Factors Considered

      The General Partner believes that the terms of the Sale are fair to the Partnership and the Limited Partners. The General Partner recommends that the Limited Partners vote "FOR" the Sale. In determining the fairness of the Sale and its decision to recommend the transaction, the General Partner considered each of the factors discussed below. Although the General Partner was unable to weigh each factor precisely, the factors are set forth below in their approximate order of importance:

      Factors in Favor of the Sale:

         - The thoroughness of the marketing effort for Cranberry Mall and the small likelihood that a superior offer with a comparable probability of closing the transaction could be obtained.

         - The agreed upon value of Cranberry Mall was based on a thorough marketing by Insignia/ESG Capital Advisors and an arm's length negotiation between the Purchaser and the General Partner on behalf of the Partnership and the Owner Partnership. See the section entitled "--Reasons for the Sale."

         - The fact that the Purchaser is willing to consummate the Sale on an all-cash basis. This all-cash transaction will allow substantially all of the Partnership's pro rata share of the purchase price, after payment or provision for payment of the Sale Costs and all other outstanding and anticipated Partnership liabilities (including establishing reserves for any contingent or unforeseen liabilities or obligations), to be paid to the paid to the Limited Partners, which can thereafter be reinvested by the Limited Partners in other investments. An all-cash transaction also significantly simplifies the Sale and lowers sale costs.

         - The fact that another offer to buy Cranberry Mall may not, after the payment of the expenses incurred in connection with such a sale, be a large enough sum to cover the outstanding principal of the current mortgage ($31,025,000).

         - The fact that the outstanding principal of the current mortgage was due and payable April 1, 1999 and is in forbearance until April 1, 2000. Although the General Partner intends to seek to have the mortgage extended and the terms thereof modified or to otherwise refinance the mortgage, there can be no assurances that such extension, modification or refinancing will be obtained, or that the terms thereof will be favorable.

         - The fact that a significant investment will be required for the releasing of the vacant anchor tenant space of Cranberry Mall. In addition, the Mall is likely to require a renovation within the next few years in order to maintain its competitive position. Such lease-up and renovation might necessitate continued ownership of the Mall for several years to enable the Partnership to realize a return on such investment, which would expose the Limited Partners to additional market risk. These costs and risks are discussed in the section entitled "--Reasons for the Sale."

         - The fact that the longer Cranberry Mall is held, the greater the risk of lease renegotiation at lower than market or current rental rates and non-renewal and early termination of leases.

         - The fact that a prior agreement for the purchase of Cranberry Mall was terminated by the prior purchaser in February 1999. The purchase price of $39.75 million offered by the purchaser was based upon its potential redevelopment of the property. The purchaser terminated the purchase agreement after determining it was not possible to execute a viable redevelopment scheme.

         - The high cost of operating the Partnership as a publicly-held entity.

         - The lack of an established exchange or market for the Units which makes it extremely difficult for the Limited Partners to liquidate their investment.

         - The General Partner's industry knowledge regarding the marketability of Cranberry Mall.

      Factors Against the Transaction:

         - The Purchaser may attempt to renegotiate the purchase price downward prior to Closing if certain conditions to Closing are not met. The General Partner, in its reasonable discretion, may agree to a lower purchase price which it believes is in the best interests of the Limited Partners, but in no event shall the purchase price be reduced by more than 3%. This will result in lower distributions to the Limited Partners.

         - The Limited Partners may be unable to invest the cash received by them in connection with the Sale in alternative investments that will generate a return equal to or greater than that generated by the investment in the Partnership.

         - After the consummation of the Sale, the Limited Partners will no longer have an ownership interest in the Interest or Cranberry Mall and thus will not share in any potential increases in its value.

         - There can be no assurances that a better offer for the acquisition of the Interest or Cranberry Mall may not be available now or in the future.


      Conclusion

      After evaluation of each of the foregoing factors, the General Partner concluded that the factors weighing in favor of the Sale outweighed the factors weighing against the Sale. In particular, the General Partner concluded that, as with any investment decision, the potential disadvantages and risks of the Sale are speculative, cannot be quantified and do not outweigh the benefits of the Sale. Therefore, the General Partner recommends that the Limited Partners vote "FOR" the Sale.

Appraisal Rights

      Neither Delaware law nor the Partnership Agreement provide rights of appraisal or similar rights to the Limited Partners who dissent from the vote of the majority in approving the Sale. As a result, if Limited Partners holding a majority of the Units approve the Sale and the Sale is consummated, the Partnership will be liquidated and all Limited Partners, including those who do not approve the Sale, will receive initial and liquidating distributions pursuant to the terms of the Partnership Agreement.

Costs Associated with the Transaction

      The following is an itemized statement of the approximate amount of expenses incurred or estimated to be incurred by the Owner Partnership and the Partnership in connection with the Sale (the "Sale Costs") and the subsequent dissolution and liquidation of the Partnership and the Owner Partnership (the "Liquidation Costs" and together with the Sale Costs, the "Transaction Costs"):

      Sale Costs
        Legal and Accounting fees . . . . . . . . . . . .     $300,000
        Proxy solicitation fees . . . . . . . . . . . . .       $6,000
        Printing and mailing costs  . . . . . . . . . . .      $25,000
        Commissions . . . . . . . . . . . . . . . . . . .     $502,000

        Transfer and Conveyance taxes . . . . . . . . . .     $201,000
        Other, including filing fees  . . . . . . . . . .      $26,000
        Total Sale Costs  . . . . . . . . . . . . . . . .    1,060,000
      Liquidation Costs                                       $348,000
      Transaction Costs                                     $1,408,000

*  Note:         Although the Owner Partnership will pay the Sale Costs,
                 because the Partnership owns 99% of the Owner Partnership, the Partnership will ultimately bear virtually all costs of the Sale.

      All of the foregoing fees and expenses will be paid by the Owner Partnership or the Partnership from cash from operations. Of such fees and expenses, approximately $1,714 has been paid through January 15, 2000. No part of such funds is expected to be borrowed.

                    SPECIAL MEETING OF THE LIMITED PARTNERS

Special Meeting; Record Date

      Pursuant to the terms of the Partnership Agreement, the affirmative vote or written consent of the Limited Partners holding more than 50% of the issued and outstanding Units (a "Majority-in-Interest") is required to approve the Sale. A Special Meeting of the Limited Partners will be held on February 7, 2000, at the offices of the Partnership, 3 World Financial Center, 26th Floor, New York, New York 10285-2900, at 9:00 a.m., local time, to consider and vote upon the Sale and the subsequent liquidation and dissolution of the Partnership. The Partnership Agreement provides that the General Partner may call a special meeting of the Limited Partners at any time and place convenient to Limited Partners, provided that the General Partner gives written notice of such meeting to all Limited Partners, and such meeting must be held no less than 15 days and no more than 60 days after the General Partner sends such notice to the Limited Partners. The close of business on December 31, 1999, has been established as the Record Date for the Sale. A Limited Partner holding Units as of the Record Date will retain the right to vote on the proposals set forth herein even if such Limited Partner sells or transfers such Units after such date. As of the Record Date, the Partnership had outstanding and entitled to vote 70,250 Units, held of record by 4,376 Limited Partners. The presence in person or by proxy of Limited Partners holding more than 50% of the outstanding Units shall constitute a quorum; however, if no such quorum is present, holders of more than 50% of the Units so present or so represented may adjourn the meeting from time to time without further notice, until a quorum shall be obtained. Even if a valid quorum is present, with respect to the Special Meeting, if Limited Partners holding a majority of the Units do not submit a proxy or vote in person at the Special Meeting in favor of the Sale, the Sale cannot be approved.

      All Limited Partners are invited to attend the Special Meeting. However, even those Limited Partners intending to attend the Special Meeting are requested to complete and return the enclosed proxy card promptly.

Procedures for Computing Proxies

      Accompanying this Proxy Statement is a proxy card solicited by the General Partner on behalf of the Partnership for use at the Special Meeting and any adjournment(s) or postponement(s) thereof. When a proxy card is returned, properly executed, and is received prior to or at the Special Meeting and before the occurrence of the vote, and not revoked, the Units represented thereby will be voted at the Special Meeting by the proxy or proxies named therein in the manner specified on the proxy card. It is important that you mark, sign and date your proxy card and return it either in the enclosed, postage-prepaid envelope or by facsimile to (212) 929-0308,

Attention: Charles Koons, as soon as possible. Return of your proxy card prior to the Special Meeting does not prohibit you from attending the Special Meeting. To be properly executed, the proxy card must be signed by and bear the date of signature of the Limited Partner voting the Units represented thereby. All questions as to the validity of proxies will be determined by the General Partner, which determinations shall be final and binding. The General Partner reserves the right to waive any defects or irregularities in any proxy.

      Each Unit entitles the holder thereof to one vote with respect to the proxies solicited hereby. Only holders of record of Units on the Record Date may grant a proxy with respect to those Units. If Units Are Held of Record in the Names of Two or More Persons, All Such Persons Must Sign the Proxy Card. When Signing as an Attorney, Executor, Administrator, Trustee or Guardian, Your Full Title as Such Should Be Provided. If a Corporation Is the Holder of Record, the Proxy Should Be Signed by the President or Other Authorized Officer. If a Partnership Is the Holder of Record, the Proxy Should Be Signed by an Authorized Person (A General or Managing Partner of the Partnership).

      A Limited Partner in favor of the Sale should mark the "FOR" box on the enclosed proxy card, date and sign the proxy and return it either in the enclosed, postage-prepaid envelope or by facsimile to (212) 929-0308,
Attention: Charles Koons, as soon as possible. If a proxy card is executed but no indication is made as to what action is to be taken, it will be deemed a vote "FOR" the Sale and subsequent liquidation and dissolution of the Partnership. By voting "FOR" the Transaction by proxy, the holder of record of Units returning the proxy authorizes Michael T. Marron and Rocco F. Andriola, or either of them, to vote such holder's Units for the Transaction at the Special Meeting and any adjournment(s) or postponement(s) thereof.

      AS THE AFFIRMATIVE VOTE OF THE LIMITED PARTNERS HOLDING A
MAJORITY-IN-INTEREST OF THE ISSUED AND OUTSTANDING UNITS IS NECESSARY TO APPROVE THE PROPOSED TRANSACTION, FAILURE TO RETURN A PROXY IN A TIMELY MANNER OR TO VOTE AT THE SPECIAL MEETING, OR ABSTENTION FROM VOTING, WILL HAVE THE SAME EFFECT AS A VOTE "AGAINST" THE TRANSACTION.

      Questions and requests for assistance or for additional copies of this Proxy Statement and proxy card may be directed to the Partnership's Information Agent, MacKenzie Partners, Inc., 156 Fifth Avenue, 13th Floor, New York, New York 10010, toll-free (800) 322-2885 or (212) 929-5500
(collect). In addition to soliciting proxies by mail, proxies may be solicited in person and by telephone or facsimile transmission.

Vote Required

      Pursuant to the terms of the Partnership Agreement, the affirmative vote of the Limited Partners holding a Majority-in-Interest is necessary to approve the Sale. Each Unit entitles the holder to one vote on each matter submitted to a vote of the Limited Partners. If the affirmative vote of the Limited Partners holding a Majority-in-Interest of the Limited Partners approves the Transaction and certain other conditions are met or waived, the Sale will be consummated.

      In connection with certain tender offers which have previously been made for Units, the Partnership has entered into agreements with the offerors. Among other provisions, these agreements have provided that for a specified period of time, in the event of a vote of Limited Partners, the Units acquired pursuant to a tender offer will be voted for or against any proposal in the same percentages as the votes of the other Units. As of the date of this Proxy Statement, 3,150 Units are subject to such agreements.

      The General Partner plans to not dissolve the Partnership for at least 180 days after the Closing Date. Thereafter, the Partnership will be liquidated and dissolved (the "Liquidation") at such time as the General Partner determines that all remaining Partnership assets are available for distribution and all Partnership obligations and liabilities have been paid or provided for. A vote in favor of the Transaction, therefore, includes a consent to both the Sale and the Liquidation.

Solicitation Procedures

      The Partnership has retained MacKenzie Partners, Inc. to act as Information Agent (the "Information Agent") and for advisory services in connection with this proxy solicitation. In connection therewith, the Information Agent will be paid reasonable and customary compensation and will be reimbursed for its reasonable out-of-pocket expenses. The cost of solicitation will be borne by the Partnership. See "DISCUSSION OF THE SALE-- Costs Associated with the Sale."

      The Partnership will not pay any fees or commissions to any broker or dealer or other person (other than to the Information Agent) for soliciting proxies pursuant to this solicitation. Custodians, nominees and fiduciaries will be requested to forward the solicitation material to the customers for whom they hold Units, and the Partnership will reimburse them for reasonable mailing and handling expenses incurred by them in forwarding proxy materials to their customers.

Revocation of Proxies

      A proxy executed and delivered by a Limited Partner may subsequently be revoked by submitting written notice of revocation to the Partnership. A revocation may be in any written form validly signed by a Limited Partner as long as it clearly states that such Limited Partner's proxy previously given is no longer effective. To prevent confusion, the notice of revocation must be dated. Notices of revocation should be delivered to the Information Agent. A Limited Partner may also revoke its proxy by attending the Special Meeting and voting in person. If a Limited Partner signs, dates and delivers a proxy to the Partnership and, thereafter, on one or more occasions dates, signs and delivers a later-dated proxy, the latest-dated proxy card is controlling as to the instructions indicated therein and supersedes such Limited Partner's prior proxy as embodied in any previously submitted proxy card.

                               TERMS OF THE SALE

The Purchase Agreement

      Barker Pacific Group, Inc., a Delaware corporation located at 811 W. Seventh Street, Suite 1050, Los Angeles, California 90017 ("Barker"), First American Title Insurance Company, as escrow agent, and the Owner Partnership, by its General Partner, entered into the Purchase Agreement, dated as of September 11, 1999. Barker is a real estate investment firm comprised of experienced real estate professionals active in asset management, acquisitions, and development of major commercial projects. Pursuant to an Assignment of Purchase and Sale Agreement, dated as of November 11, 1999, Barker assigned, sold and transferred its rights and obligations under the Purchase Agreement to Cranberry Properties MM Corp., a Delaware corporation located at 152 West 50th Street, 40th floor, New York, New York 10019 (the "Purchaser"). Cranberry Properties MM Corp. is a Delaware corporation and a wholly-owned subsidiary of Phoenix Four ("Phoenix"), an international business corporation based in Nassau, Bahamas. Phoenix, established in 1993, is an open-ended opportunity fund publicly listed on the Luxembourg Stock Exchange, and a Bahamas licensed mutual fund, specializing in the acquisition of value-added commercial real estate debt and equity assets. Barker remains primarily liable under the Purchase Agreement. The following summary is qualified by reference to the complete form of Purchase Agreement. A copy of the Purchase Agreement will be sent to any Limited Partner or his or her representative, at such Limited Partner's expense, upon request to MacKenzie Partners, Inc., 156 Fifth Avenue, 13th Floor, New York, New York 10010.

      The purpose of the Sale is to transfer to the Purchaser all right, title and interest to Cranberry Mall. Pursuant to the terms of the Purchase Agreement, the Purchaser will pay the Owner Partnership $33,500,000 for Cranberry Mall. However, if certain conditions to Closing are not met the Purchaser may attempt to renegotiate the purchase price prior to Closing. In that event, the General Partner, in its reasonable discretion, may agree upon a lower purchase price which it believes is in the best interests of the Limited Partners, but in no event shall the purchase price be reduced by more than 3%.

      The purchase price is payable as follows: (1) the Purchaser has paid initial earnest money of $150,000 by wire transfer of funds to a designated interest-bearing escrow account upon execution of the Purchase Agreement (the "Initial Earnest Money"); and (2) the Purchaser will deposit by wire transfer additional earnest money of $150,000 no later than the second business day following receipt by the Purchaser of an acceptable written financing commitment from Metropolitan Life Insurance Company, and in any event not later than February 2, 2000 (the "Additional Earnest Money"). The Additional Earnest Money will be held in the same interest-bearing escrow account as the

Initial Earnest Money of $150,000 (collectively, the "Earnest Money"). On the Closing Date, the Purchaser will deliver to the Owner Partnership the purchase price, less the Earnest Money and any adjustments for closing costs and prorations, by wire transfer of immediately available funds. Subsequently, the escrow agent will deliver the Earnest Money to the Owner Partnership.

      The Purchaser and the Owner Partnership will apportion rents in accordance with the Purchase Agreement. All fixed and overage rents paid or payable by tenants under leases or licenses will be prorated as of the date of closing, and to the extent such rents have been paid the net amounts will be added to or deducted from the purchase price. Following the Closing, the Purchaser will use commercially reasonable efforts to collect past due rent. The Purchaser, however, is not obligated to sue any tenant for the non-payment of any fixed or overage rent. Other than with respect to rent arrearages due from Caldor, CVS Pharmacy and certain tenants which have ever used their "co-tenancy rights," the Owner Partnership may pursue tenants to collect delinquent rent and may sue tenants; however, the Owner Partnership may not evict any delinquent tenants.

      If the Closing does not occur for any reason and either party makes a written demand on the escrow agent for payment of such amount, the escrow agent will give written notice to the other party within 24 hours. If the escrow agent does not receive written objection within five business days after notice is given, the escrow agent is authorized to make such payment. If the escrow agent does receive written objection to payment, or in good faith elects not to make such payment for any other reason, the escrow agent will continue to hold the payment until otherwise directed by joint written instructions from the parties, or a court judgment orders otherwise. At any time, the escrow agent may deposit the Earnest Money with the clerk of the court of New York County and must give written notice of such deposit to the Owner Partnership and the Purchaser. Upon such a deposit, the escrow agent will be relieved and discharged of all further obligations and responsibilities. The escrow agent is acting for the parties' convenience and will not be liable to either party for any act or omission, other than gross negligence or willful misconduct. The Owner Partnership and the Purchaser will jointly indemnify the escrow agent from all costs, claims and expenses, including attorneys' fees, incurred in connection with the performance of the escrow agent duties.

Allocation of Costs Associated with the Sale

      The Purchase Agreement provides for the allocation of costs associated with the Sale. The Purchaser will pay for its due diligence investigation, title reports and surveys, any owner and mortgage title insurance that it chooses to obtain, and recording charges. The Owner Partnership and the Purchaser will split the cost of transfer taxes, deed stamps, conveyance taxes and documentary stamp taxes ("Transfer Taxes"). If the Purchaser elects to obtain financing, it will pay all the costs associated with such financing. The Owner Partnership will pay the brokerage commissions due to the broker retained by the General Partner to market Cranberry Mall for sale, Insignia/ESG Capital Advisors Group.

      Each party will be responsible for its own attorneys' fees and any other professional fees incurred in connection with the Sale. In addition, each party will indemnify the other party for expenses incurred due to the party's failure to pay the costs for which it is responsible under the Agreement.

Representations, Warranties and Covenants of the Parties

      Pursuant to the Purchase Agreement, the Purchaser has represented, warranted and covenanted to the Owner Partnership that: (1) it is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware; (2) it has all requisite power and authority to enter into the Purchase Agreement and to perform its obligations thereunder and has taken all necessary action to authorize the execution, delivery and performance of the Purchase Agreement which is a legal, valid and binding obligation of the Purchaser enforceable against the Purchaser in accordance with its terms; (3) no consent is required to be obtained or made in connection with the execution, delivery and performance of the Purchase Agreement; (4) the execution, delivery and compliance with, and performance of the terms and provisions of the Purchase Agreement will not conflict with or result in any violation of the Purchaser's organizational documents, any bond, note or other instrument of indebtedness or violate any writ, judgment, law, rule or regulation; (5) it has made an examination of Cranberry Mall and agrees that Cranberry Mall will be sold and conveyed to and accepted by it at the Closing in its then existing condition, as is, where is, with all faults, and without any written or verbal representations or warranties whatsoever, whether express or implied or arising by operation of law, other than those expressly set forth in the Purchase Agreement; (6) it will use its good faith efforts to consummate the Closing and fulfill its obligations under the Purchase Agreement; and (7) it assumes all obligations of the Owner Partnership to pay the leasing commissions set forth in a schedule to the Purchase Agreement.

      Pursuant to the Purchase Agreement, the Owner Partnership has made the following general representations and warranties to the Purchaser: (1) it is a duly formed, validly existing limited partnership in good standing under the laws of the State of Delaware and is or as of Closing will be qualified to do business and in good standing under the laws of the State of Maryland;
(2) it has all requisite power and authority to enter into the Purchase Agreement and to perform its obligations thereunder and has taken all necessary action to authorize the execution, delivery and performance of the

Purchase Agreement which is a legal, valid and binding obligation of the Owner Partnership enforceable against the Owner Partnership in accordance with its terms; (3) with the exception of obtaining Limited Partner approval and the documents evidencing or securing the loan from Metropolitan Life Insurance Company referred to in a schedule to the Purchase Agreement, no consent is required to be obtained in connection with the execution, delivery and performance of the Purchase Agreement, except the failure of which to obtain will not materially adversely effect the Owner Partnership's ability to consummate the transaction or its ownership or operation of the property;
(4) with the exception of obtaining Limited Partner approval, the execution, delivery and compliance with, and performance of the terms and provisions of the Purchase Agreement will not conflict with or result in any violation of the Owner Partnership's organizational documents, any bond, note or other instrument of indebtedness or violate any writ, judgment, law, rule or regulation, except for any conflict or violation which will not materially adversely effect the Owner Partnership's ability to consummate the transaction or its ownership or operation of the property; and (5) the Owner Partnership is not a "foreign person" under the Federal tax laws.

      Pursuant to the Purchase Agreement, the Owner Partnership has made the following representations and warranties to the Purchaser as to Cranberry
Mall: (1) it is the owner and holder of Cranberry Mall, holds Cranberry Mall free and clear of any liens, restrictions or encumbrances except for the permitted exceptions, has the right to sell Cranberry Mall, and the Purchaser will receive Cranberry Mall free of any encumbrances (other than the permitted exceptions); (2) to the Owner Partnership's knowledge (i) it has provided a schedule of all material service, maintenance, supply, construction, development and management contracts to its knowledge, and to its knowledge all material contracts are terminable upon thirty days notice, and (ii) the sole management and leasing contract for Cranberry Mall is with Insignia Retail Group, Inc. and will be terminated as of the Closing Date and Purchaser shall have no obligations under the contract other than the commissions and fees payable pursuant to the brokerage agreement with Insignia Retail Group, Inc.; (3) it has provided a schedule of the leases relating to property under which to its knowledge the Owner Partnership holds the landlord's interest; (4) no brokerage commissions or finder's fees are currently payable with respect to the leases or licenses, other than the commissions and fees payable pursuant to the brokerage agreement with Insignia Retail Group, Inc.; (5) to its knowledge the Owner Partnership knows of no threatened or pending condemnation affecting Cranberry Mall; (6) to its knowledge, the Owner Partnership knows of no pending or threatened legal actions against Cranberry Mall that would materially adversely affect the Owner Partnership's ability to consummate the transactions and the ownership or the operation of Cranberry Mall, except as set forth in a schedule to the Purchase Agreement; (7) it does not have any employees at Cranberry Mall; and
(8) it has not received written notice from Sears, Roebuck and Co., Belk, or Montgomery Ward & Co., Incorporated (collectively, the "Major Tenants"), that a Major Tenant has exercised the right pursuant to such tenant's lease to vacate its demised premises, cease its present business operations or terminate its lease or give any written intention to do so.

      Pursuant to the Purchase Agreement, the Owner Partnership has made the following covenants to the Purchaser for the period from the date of the Purchase Agreement through the Closing:

      The Owner Partnership has agreed that it will keep Cranberry Mall insured against fire and other hazards covered by the insurance policies maintained by it on the date of the Purchase Agreement and that it will continue to operate and maintain Cranberry Mall in a businesslike manner and substantially in accordance with its past practices.

      The Owner Partnership has agreed it will not enter into any third party contracts without the Purchaser's prior written consent (which shall not be unreasonably withheld), with the exception of contracts necessary as a result of an emergency at Cranberry Mall or a contract (other than a construction contract) for improvements contemplated by proposed leases and not entered into as of the date of the Purchase Agreement. If the Owner Partnership enters into any third party contracts after the date of the Purchase Agreement, the Owner Partnership will promptly provide written notice and a copy of the contract to the Purchaser and unless the contract needed approval which was not obtained, the Purchaser will assume the contract at Closing and the schedule shall be deemed amended at the Closing to include such contracts. If a new contract requires the Purchasers' approval and the Purchaser does not object within five business days, then the Purchaser shall be deemed to have approved the contract. The Owner Partnership will assist the Purchaser in terminating any contract or delivering termination notices although it is under no obligation to terminate any contract prior to Closing or to deliver any payments to any parties.

      The Owner Partnership has agreed that it will continue its present rental program and efforts to rent vacant space at Cranberry Mall, but without the prior consent of the Purchaser will not execute any new leases or amend, terminate or accept the surrender of any existing tenancies, or approve any subleases. The Owner Partnership is authorized to accept the termination of leases at the end of their existing terms, enter into leases with those tenants and specific spaces listed on a Schedule to the Purchase Agreement, and amend, extend or renew any of the existing leases listed on a Schedule to the Purchase Agreement. If the Owner Partnership enters into any leases, the Purchaser will assume such leases and the schedules shall be deemed amended at Closing to include such leases. The Owner Partnership has agreed that it will continue to use the Purchaser as a consultant with respect to the marketing and leasing of Cranberry Mall and in connection therewith shall institute a procedure for regular weekly meeting and frequent telephone consultations with Purchaser with respect to (i) the marketing efforts to secure prospective tenants for Cranberry Mall, (ii) all renewals, extensions and space options of the present tenants and (iii) during the early negotiation period with any prospective tenants, the (1) economic terms of the proposed transaction, such as the fixed rent, any additional rent, tenant improvement costs and term of lease, and (2) any design and location issues.

      The Owner Partnership has agreed that it will promptly advise the Purchaser of any litigation, arbitration or administrative hearing instituted after the date of the Purchase Agreement which if adversely determined would materially adversely effect its ability to consummate the transactions contemplated by the Purchase Agreement or the ownership or operation of Cranberry Mall. The Owner Partnership has agreed that it will not transfer or dispose of any item constituting personal property associated with Cranberry Mall except for consumption of inventory, office and other supplies and replacement of worn out or defective parts to any contracts. The Owner Partnership has agreed that it will perform all obligations of landlord under the existing leases and will cooperate with the Purchaser at no cost to the Owner Partnership in delivering to tenants subordination, non-disturbance and attornment agreements to be executed in connection with the Purchaser's financing. The Owner Partnership has also agreed that it will use good faith efforts to keep the Purchaser apprized of the status of the Limited Partner approval and will deliver to Purchaser, within three business days of a written request by Purchaser, an update with respect to Limited Partner approval, and will promptly notify Purchaser when and if it is received. The Owner Partnership has also agreed that in consideration of Purchaser's efforts to negotiate an assumption of the mortgage loan in connection with the transaction, and in order to more efficiently address the thirty (30) day prepayment notice period (the "Prepayment Notice Period") under the mortgage loan documents, the Owner Partnership shall use reasonable efforts to obtain a written waiver from lender of the Prepayment Notice Period (or a written agreement reducing same).

      The representations and warranties contained in the Purchase Agreement shall survive for a period of six months after the Closing provided that any action suit or proceeding with respect to the representations and warranties is properly commenced within this survival period. The covenants contained in the Purchase Agreement to the extent to be performed prior to or at Closing shall not survive after the Closing, but all other covenants shall survive the Closing of the Purchase Agreement unless otherwise provided.

Conditions to Closing the Sale

      The obligations of the Purchaser and the Owner Partnership to consummate the Sale are subject to various conditions which include, in addition to certain customary closing conditions such as the continued correctness of representations and warranties in all material respects and due performance of obligations of the parties under the Purchase Agreement, the following: (1) no order or injunction of any court or administrative agency nor any statute, rule, regulation or executive order will be in effect which restrains or prohibits the transfer of Cranberry Mall or the consummation of any other transaction contemplated by the Purchase Agreement; and (2) there will be no action pending brought by any third party seeking to restrain, prohibit or change in any material respect the purchase and sale of Cranberry Mall or seeking material damages with respect to such purchase and sale or any other transaction contemplated by the Purchase Agreement.

      Other conditions include the Purchaser's receipt of: (1) title to Cranberry Mall in the form of a special warranty deed; (2) conforming tenant estoppel certificates from (i) the Major Tenants and (ii) tenants occupying, in the aggregate, 80% of the square feet of Cranberry Mall occupied by tenants under leases of over 1000 square feet including the Major Tenants, and Owner Partnership will use its good faith efforts to acquire tenant estoppel certificates from tenants occupying spaces of less than 1,000 square feet; (3) an assignment of leases; (4) a bill of sale relating to all fixtures, chattels, equipment and articles of personal property located at Cranberry Mall; (5) an assignment of contracts; (6) all keys to Cranberry Mall which are in Owner Partnership's possession; (7) an affidavit that the Owner Partnership is not a "foreign person" under the Federal tax laws; (8) such other assignments, instruments of transfer, and documents as the Purchaser may reasonably require in order to complete the transactions contemplated under the Purchase Agreement or to evidence compliance by the Owner Partnership with the covenants, agreements, representations and warranties made by it thereunder; (9) a Secretary's Certificate from the Owner Partnership certifying due authorization and execution of all documents being delivered and of all transactions contemplated by the Purchase Agreement; and (10) an Incumbency Certificate from the Owner Partnership certifying the authority of the general partner to execute the Purchase Agreement. In the event any property related to Cranberry Mall is not assignable, the Owner Partnership will use commercially reasonable efforts to enforce such property for the benefit and at the expense of Purchaser.

      Other conditions include the Owner Partnership's receipt of: (1) the Purchase Price and all other amounts due to it under the Purchase Agreement;
(2) Limited Partner approval, which if not obtained (and the Owner Partnership is unable to transfer property to the Purchaser as a result) for any reason other than the default, wilful act or misrepresentation of the Purchaser will result in termination of the Purchase Agreement, the Earnest Money shall be returned to the Purchaser, and the Owner Partnership shall pay to Purchaser a break-up fee in an amount up to $300,000 (the "Break-Up Fee"), equal to the sum of (i) due diligence costs up to but not in excess of $200,000 and (ii) financing costs and expenses, including, without limitation, lender's fees, commitment fees, and reasonable attorneys' fees;
(3) an assignment and assumption of landlord's interest in leases; (4) an assignment and assumption of contracts; (5) tenant notice letters as specified in the Purchase Agreement; (6) such other assignments, instruments of transfer, and documents as the Owner Partnership may reasonably require in order to complete the transactions contemplated under the Purchase Agreement or to evidence compliance by the Purchaser with the covenants, agreements, representations and warranties made by it thereunder; (7) a Secretary's Certificate from the Purchaser certifying due authorizations of all documents being delivered and of all transactions contemplated by the Purchase Agreement; (8) an Incumbency Certificate from the Purchaser certifying the authority of its officers or general partner to execute the Purchase Agreement; and (9) all consents, approvals or waivers listed on a schedule in the Purchase Agreement.

These conditions may be waived by the appropriate party.

Termination of the Purchase Agreement

      In the event the Limited Partner Approval has not been obtained by sixty (60) days after February 7, 2000, either the Owner Partnership or the Purchaser may terminate the Purchase Agreement and the Owner Partnership will
(i) cause the Earnest Money to be returned to the Purchaser, and (ii) deliver the Break-Up Fee to the Purchaser.

      If the Purchaser (i) is unable to obtain a written financing commitment from Metropolitan Life Insurance Company which sets forth an agreement to amend and restructure the mortgage on Cranberry Mall in terms acceptable to the Purchaser by January 24, 2000, with a right in favor of the Purchaser to extend such date for five business days if such commitment has not been received (the Funding Expiration Date") and (ii) notifies the Owner Partnership by written notice on or prior to such date that it is exercising its right to terminate the Purchase Agreement, then (1) the Purchase Agreement shall be deemed terminated; (2) the Initial Earnest Money shall be retained by the Owner Partnership; and (3) neither party shall have any further rights or obligations to the other, except for those expressly stated to survive the termination of the Purchase Agreement.

      If Purchaser (i) has not terminated the Purchase Agreement by 5:00 p.m. E.S.T. on the Funding Expiration Date, and (ii) does not deposit the Additional Earnest Money within two (2) business days of the Funding Expiration Date, then (1) the Purchase Agreement shall be deemed terminated, and (2) the Owner Partnership shall be entitled to retain the Initial Earnest Money.

      If prior to the Closing of the Sale, any portion of Cranberry Mall is damaged or destroyed by fire or other casualty, or taken or threatened to be taken as a result of any condemnation or eminent domain proceeding, the Owner Partnership will promptly notify the Purchaser. As soon as practicable after the occurrence of such casualty or an actual condemnation (as opposed to threatened), the Owner Partnership will notify the Purchaser of the estimated cost of restoration as determined by written estimate of an independent construction contracting firm satisfactory to both parties or the estimated loss in value of the property as a result of the condemnation. If the estimated cost of restoration is $3,500,000 or less, the Owner Partnership shall allow as a credit against the purchase price an amount equal to the net proceeds received by Owner Partnership for such casualty or condemnation less any amounts spent by Owner Partnership with respect to restoration. If the Owner Partnership has not received any insurance or condemnation proceeds as of the Closing Date, than the Owner Partnership at the Closing shall assign to the Purchaser, rights to the insurance or condemnation proceeds, and all rights in connection with such casualty or condemnation. However, if the estimated cost of restoration exceeds the foregoing amount, the Purchaser has the option to either (1) terminate the Purchase Agreement, in which event the Earnest Money will be returned to Purchaser and the Purchase Agreement will be deemed null and void except with respect to those provisions which explicitly survive such termination or (2) acquire Cranberry Mall in its "as is" condition, together with an assignment from the Owner Partnership, of the insurance or condemnation proceeds. In the event that a condemnation or casualty occurs and either (a) the casualty or condemnation is in excess of $3,500,000 and the Purchaser decides to proceed to Closing, or (b) if the casualty or condemnation is less than $3,500,000, Owner Partnership shall,
(i) in the event Owner Partnership has not paid the deductible on the insurance policy, credit to Purchaser an amount equal to such deductible to be paid by Purchaser or (ii) in the event Owner Partnership has paid the deductible, Owner Partnership shall not deduct such amount from any credits taken by Owner Partnership in connection with monies spent to restore or repair the property.

Amendment of the Purchase Agreement

      The Purchase Agreement may be amended or an obligation under it be waived only if such amendment or waiver is in writing and executed by the Purchaser and the Owner Partnership.

Dissolution and Liquidation of the Partnership

      If the Sale is approved by the Limited Partners and certain other conditions to the Sale are met or waived, the Sale will be consummated, the Owner Partnership will sell Cranberry Mall to the Purchaser and the Owner Partnership will subsequently liquidate. The Partnership will distribute the proceeds of the Sale and any remaining Partnership cash reserves net of Partnership liabilities. Thereafter, the Partnership will be liquidated and dissolved at such time as the General Partner determines that all remaining Partnership assets are available for distribution and all Partnership obligations and liabilities have been paid or provided for. The General

Partner estimates that Limited Partners will receive distributions of approximately $122 per Unit as a result of the Sale and the Partnership's ultimate dissolution, representing (1) net proceeds of the Sale (net of Transaction Costs and the repayment or assumption by the Purchaser of the current mortgage on the property) of approximately $20 per Unit and (2) additional Partnership cash (after paying or providing for payment of outstanding and anticipated Partnership liabilities) and additional Owner Partnership cash (after providing for payment of outstanding and anticipated Owner Partnership Liabilities), which the Partnership estimates will be approximately $102 per Unit. The amounts distributed to the Limited Partners will be less than the amounts specified above if the Purchaser renegotiates the purchase price and the General Partner, in its reasonable discretion, agrees to a lower price which it believes is in the best interests of the Limited Partners, but in no event shall the purchase price be reduced by more than 3%.

      The General Partner has elected to receive neither a distribution of the Sale proceeds nor a liquidating distribution with respect to its ownership interest in the Partnership.

      The initial distributions of cash to the Limited Partners are contemplated to occur within 60 days of the consummation of the Sale, and a final liquidating distribution of reserves not utilized to meet Partnership obligations or liabilities will be made at such time as determined by the General Partner. There can be no assurance regarding the timing of such distributions as circumstances beyond the control of the Partnership could affect the determination of contingent liabilities of the Owner Partnership and the Partnership and/or the timing of the Ownership Partnership's and the Partnership's dissolution and liquidation and therefore the timing, as well as the amount, of distributions to the Limited Partners. The General Partner intends to conclude the liquidation and winding up of the Owner Partnership and the Partnership as soon as possible after the Closing Date for the Sale.

Determination of Cash Available for Distribution

      The agreed upon sale price of the Mall of $33,500,000 was based on a thorough marketing by Insignia/ESG Capital Advisors and an arm's length negotiation between the Purchaser and the General Partner on behalf of the Partnership and the Owner Partnership. The Purchaser proposes to purchase Cranberry Mall for $33,500,000 in cash. The Partnership will distribute to the Limited Partners approximately $8,571,000 which constitutes net proceeds from the Sale and net cash held by the Partnership and the Owner Partnership, all of which will be distributed to the Limited Partners as the General Partner has elected not to receive its share of such a distribution. The amounts distributed to the Limited Partners will be less than the amounts specified above if the Purchaser renegotiates the purchase price and the General Partner, in its reasonable discretion, agrees to a lower price which it believes is in the best interests of the Limited Partners, but in no event shall the purchase price be reduced by more than 3%. The availability of funds for distribution of additional cash reserves will be determined, in part, based on the collection after the Closing of certain rental and other payments due from tenants at the Mall adjusted as of the Closing Date. In order to collect such funds sooner than they would otherwise be paid, the Owner Partnership may accept discounted payments with respect to amounts due, which will result in the Partnership and, indirectly, the Limited Partners' receiving their liquidating distribution sooner than would otherwise be the case but could reduce the amount of such liquidating distribution. The General Partner has estimated that Transaction Costs, including the Sale Costs, estimated wind-up costs, and other outstanding and anticipated liabilities of the Owner Partnership and the Partnership net of remaining earnings of the Owner Partnership and the Partnership, respectively, will be approximately $1,408,000 in the aggregate. The General Partner estimates the ultimate cash available for distribution to be as follows:


Gross sales price . . . . . . . . . . . . . .       $33,500,000

Less estimated sales costs  . . . . . . . . .          1,060,000
                                                    ------------

Estimated net sales proceeds  . . . . . . . .         32,440,000
                                                    ------------

Repayment of the mortgage note payable  . . .       (31,025,000)
                                                    ------------
Estimated net proceeds after mortgage payment         1,415,000

Cash available at September 30, 1999  . . . .         7,082,000

Reserves for estimated costs related to
liquidation . . . . . . . . . . . . . . . . .          (348,000)

General Partner Deficit restoration . . . . .           137,000
Liquidation of balance sheet accounts . . . .           285,000
                                                     ----------

Total Cash Available for Distributions  . . .        $8,571,000
                                                     ==========


      The amounts distributed to the Limited Partners will be less than the amounts specified above if the Purchaser renegotiates the purchase price and the General Partner, in its reasonable discretion, agrees to a lower price which it believes is in the best interests of the Limited Partners, but in no event shall the purchase price be reduced by more than 3%.

      Based on the number of issued Units, the estimated cash available for distribution is approximately $122 per Unit. However, pursuant to Section V of the Partnership Agreement, cash will be distributed to the Limited Partners in accordance with their positive capital accounts, after allocation of gains and losses from the operations of the Partnership and the sale of the Interest.

      The cash available for distribution will be adjusted for changes occurring prior to the Closing Date in the items set forth above and will be based, in part, on the collection of certain amounts after the Closing, as described above.

Regulatory Approvals

      The Partnership is not aware of any approval or other action by any Federal, state or local governmental authority that would be required for consummation of the Sale. Should any such approval or other action be required, it is presently contemplated that such approval or action would be sought.

                           ACCOUNTING TREATMENT AND
                      INCOME TAX CONSEQUENCES OF THE SALE

Accounting Treatment

      The Transaction, as currently proposed, will result in a loss from the sale of the property for financial reporting purposes.

Material U.S. Federal Income Tax Consequences of the Transaction

      The following is a summary of the material federal income tax consequences to a U.S. Limited Partner resulting from the Sale and subsequent liquidation of the Owner Partnership and the Partnership. It would be impractical to discuss all aspects of federal income tax laws which may affect the federal income tax consequences described herein and no attempt has been made to do so. This summary is not intended as a substitute for careful tax planning, particularly because the federal income tax consequences of an investment in partnerships such as the Partnership are often dependent on a variety of factors, and the impact of such factors may vary from Limited Partner to Limited Partner according to its own particular tax situation. Therefore, Each Limited Partner Should Satisfy Him or Herself as to the Federal Income Tax Consequences of the Transaction Described Herein by Obtaining Guidance from His or Her Own Tax Advisor.

      The following summary is based on the Internal Revenue Code of 1986, as amended to date (the "Code"), the legislative history of the Code, existing and proposed regulations thereunder, judicial decisions and current administrative rulings and practices. No assurance can be given that legislative, judicial or administrative changes may not be forthcoming which would affect the accuracy of this summary. Any such changes may or may not be retroactive with respect to transactions entered into or contemplated prior to the effective date of such changes. This summary is based on the assumption that Units are held as capital assets and does not address Limited Partners in special tax situations such as insurance companies, banks, thrifts, financial institutions, tax-exempt entities and Non-U.S. Limited Partners (as defined below). For purposes of this discussion, a "U.S. Limited Partner" is an individual who is a citizen of the United States or is treated as a resident of the United States for federal income tax purposes, a corporation or entity treated as a partnership for such purposes that in either case is created or organized in or under the laws of the United States or any political subdivision thereof, an estate the income of which is subject to United States federal income taxation regardless of its source or a trust (i) that is subject to the supervision of a court within the United States and the control of one or more United States persons as described in
Section 7701(a)(30) of the Code or (ii) that has a valid election in effect under applicable Treasury regulations to be treated as a United States person. A "Non-U.S. Limited Partner" is a person or entity that is not a U.S. Limited Partner. Capitalized terms not defined herein have the same meanings as in the Partnership Agreement.

      Limited Partners should be aware that the Internal Revenue Service (the "IRS") may not agree with certain of the conclusions reached herein and that, if challenged by the IRS, such conclusions might not be sustained by the courts. If the tax treatment accorded to one or more items is disallowed, Limited Partners may be assessed for additional taxes along with interest and penalties in future years.

      In addition, it should be noted that the Limited Partners may be subject to taxes other than federal income taxes, such as state and local income or franchise taxes and estate or inheritance taxes which may be imposed by various jurisdictions.

      Taxation of Limited Partners in General

      The Partnership is a partnership for federal income tax purposes and therefore is not subject to federal income tax; rather, each Limited Partner is required to take into account its distributive share of the Partnership's income, gains, losses, deductions, credits and tax preference items in computing such Limited Partner's federal income tax liability for any taxable year of the Partnership ending within or with the taxable year of such Limited Partner, without regard to whether the Limited Partner has received or will receive any distribution from the Partnership. Such distributive share is required to be reported by the Partnership to each Limited Partner on Schedule K-l of IRS Form 1065; each Limited Partner is required to report consistently with such Schedule K-l unless it discloses any inconsistent position to the IRS when it files its federal income tax return. A Limited Partner's distributive share of the Partnership's income or loss is determined in accordance with the allocations set forth in the Partnership Agreement.

      Limited Partner's Loss Upon the Sale of Cranberry Mall

      Each Limited Partner will be allocated for federal income tax purposes its share of the loss allocated to the Partnership by the Owner Partnership upon the disposition of Cranberry Mall pursuant to the Transaction. Loss from the Sale allocated to the Partnership by the Owner Partnership and, in turn, allocated to the Limited Partners by the Partnership will retain its character when reported by the Limited Partners. Such loss will constitute Code section 1231 loss (i.e., loss from disposition of real property used in a trade or business and held for more than one year, other than property held for sale to customers in the ordinary course of business). A Limited Partner's share of the loss from the Sale will be netted with any other section 1231 gains or section 1231 losses incurred by the Limited Partner from other activities in the taxable year. Net section 1231 gains are taxable as capital gains except to the extent of net section 1231 losses, if any, incurred in the five preceding years. Net section 1231 losses are taxable as ordinary losses.

      Liquidation of the Partnership

      The distribution of all of the Partnership's remaining assets to the Limited Partners and the General Partner in connection with the Transaction will constitute a liquidating distribution. Upon such liquidating distribution, a Limited Partner may incur federal income tax. A Limited Partner's adjusted basis in its Units will decrease by the amount of loss allocated and the amount of money distributed to such Limited Partner in connection with the disposition of Cranberry Mall. For purposes of determining basis, a decrease in a Limited Partner's share of Partnership liability is treated as a distribution of money from the Partnership. In general, a Limited Partner will recognize gain upon receipt of the liquidating cash distribution to the extent that the amount of cash received exceeds such Limited Partner's adjusted basis in its Units. A Limited Partner may recognize loss on the liquidating distribution to the extent that such distribution consists of money and the amount of such money is less than the Limited Partner's pre-distribution adjusted basis in its Units.

       Final Partnership Returns and Future Tax Issues

      Upon the liquidation of the Partnership, the General Partner, on behalf of the Partnership, will file a final U.S. federal tax return for the Partnership, and on a timely basis will provide Schedule K-1 forms to all Limited Partners setting forth their allocable shares of the Partnership's items of income, gain, loss, deduction and credit. Limited Partners should understand that although the Partnership will be terminated, such termination will not eliminate the possibility that the IRS could challenge the tax treatment of the Partnership's activities for the year of termination or any prior year for which the statute of limitation for making adjustments has not elapsed. If any adjustments are made to the Partnership's tax return, the General Partner will so notify the Limited Partners. Any tax audit or adjustments could result in assessment of additional tax liabilities upon the Limited Partners which would be payable from their own funds and would not be reimbursable by the General Partner of the Partnership.

      The foregoing analysis cannot be, and is not intended as, a substitute for careful tax planning. Limited Partners are urged to consult their own tax advisors with respect to their own tax situation and the effects of this transaction as to federal, state and local taxes including, but not limited to, income, estate and inheritance taxes.

                   CERTAIN INFORMATION ABOUT THE PARTNERSHIP

The Partnership

      The Partnership is a Delaware limited partnership formed on March 11, 1988. The Partnership is governed by the Amended and Restated Agreement of Limited Partnership dated October 6, 1988, which vests exclusive management control over the Partnership in the General Partner, subject to the rights of the Limited Partners to vote on certain limited matters. The address of the Partnership's principal executive office is 3 World Financial Center, 29th Floor, New York, New York 10285-2900, and the telephone number is 212/526-3183. All communications in connection with the proxy solicitation process should be directed to MacKenzie Partners, Inc., the Partnership's Information Agent, by calling toll-free 800/322-2885.

      The Partnership was formed to acquire a general partnership interest in Shopco Malls L.P. (formerly Shearson Shopco Malls L.P.), a Delaware limited partnership (the "Owner Partnership"). The primary assets of the Owner Partnership were two Malls--The Mall at Assembly Square and Cranberry Mall. The Partnership became the managing general partner of the Owner Partnership. The Owner Partnership consists of the Partnership, which holds a 99% general partnership interest in the Owner Partnership; and Shopco Limited Partnership, which holds a 1% limited partnership interest. The Mall at Assembly Square was transferred in foreclosure to the holder of a mortgage on the property.

      All of the Partnership's revenues, operating profit or losses, and assets relate solely to its interest as the general partner of the Owner Partnership. Currently, all of the Owner Partnership's revenues, operating profit or losses, and assets relate solely to its ownership interest in and operation of Cranberry Mall. For a description of the Mall and its operations, see the section entitled "--Description of Cranberry Mall." The Partnership is authorized to act through the Owner Partnership to do all things necessary to carry out the terms of the Partnership Agreement including to accept, collect, hold, sell, exchange, mortgage, pledge or otherwise dispose of the Mall.

The General Partner

      The General Partner of the Partnership is Regional Malls Inc., a Delaware corporation, with its principal business address at 3 World Financial Center, 29th Floor, New York, New York 10285-2900.

The Property Manager

      The Mall is managed on a day-to-day basis by the property manager, Insignia Retail Group (the "Property Manager"). Insignia Retail Group replaced Shopco Management Corporation, the old property manager and an affiliate of the Owner Partnership on May 1, 1997. The Property Manager is responsible for rent collection, leasing and day-to-day on-site management of Cranberry Mall. As Property Manager, Insignia Retail Group receives an annual fee equal to 4% of the gross rents collected from Cranberry Mall. The original agreement with Insignia Retail Group expired on April 30, 1998 and provided for its annual renewal for one-year terms. For the year ended December 31, 1998, the Property Manager received a management fee of $160,363 pursuant to the Property Management and Leasing Agreement.

Description of Cranberry Mall

      Cranberry Mall is an enclosed regional shopping center located on approximately 55.61 acres in Westminster, Maryland, approximately 30 miles northwest of Baltimore. The Mall, which opened in March 1987, consists of a central enclosed mall anchored by three major department stores--Belk, Inc. ("Belk"), Montgomery Ward ("Montgomery Ward") and, Sears, Roebuck and Company ("Sears") with space for a fourth. Parking is provided for over 2,597 cars. The Mall currently has gross leasable space totaling 530,119 square feet. Currently the Mall has an outstanding mortgage of $31,025,000 held by the Metropolitan Life Insurance Company with a maturity date of April 1, 2000.

         The total building area of the Mall is allocated as shown in the table below.

                                                  Percent of
Anchors:                           Square Feet     Total Area

Belk  . . . . . . . . . . . . .       65,282          12%
Montgomery Ward . . . . . . . .       80,260          15%
Sears   . . . . . . . . . . . .       70,000          13%
Unoccupied Anchor Store
(formerly Caldor) . . . . . . .       81,200          15%
Enclosed Mall Tenants . . . . .      224,377          43%
Outparcel Store (1) . . . . . .        9,000           2%
Total . . . . . . . . . . . . .      530,119         100%

         (1) Outparcel Store is an auto service center leased to Montgomery Ward.

      Anchor Tenants

      Sears leases approximately 70,000 square feet of gross leasable building area. The Sears store opened in October 1987 and the initial term of the lease expires in 2002, with two successive five-year renewal options. Sears pays an annual fixed rent of $195,800 and an annual percentage rent equal to 2.25% of new sales in excess of $10,000,000 up to $15,000,000 and 2% of net sales in excess of $15,000,000. Beginning in 1993, Sears commenced paying its pro rata share of increases in real estate taxes, but such tax payments may be deducted from percentage rent due on an annual non-cumulative basis. Also commencing in 1993, Sears became responsible for contributing to exterior common area maintenance on a flat rate basis. Sears currently pays all utilities directly and is not required to carry its own fire insurance. Sears is required to use the premises as a Sears retail store until the year 2002 or under such other trade name as the majority of Sears retail stores are then operating. Thereafter, the tenant may assign or sublet the premises with the landlord's consent, not to be unreasonably withheld.

      On September 18, 1995, Caldor, an anchor tenant at Cranberry Mall, filed for protection under the U.S. Bankruptcy Code. In February 1998, Caldor announced that it would close its store at Cranberry, and did so on May 10, 1998. In July 1998, Caldor rejected its lease with bankruptcy court approval and the Partnership's claim for unpaid rent and rejection damages under Caldor's lease was filed shortly thereafter. It would have been preferable, however, to retain Caldor as a tenant. Caldor did not submit a plan for reorganization and on January 22, 1999 was ordered to wind down its business operations and affairs under Chapter 11 of the Bankruptcy Code. It is not known at this time the extent to which these claims for unpaid rent and rejection damages will be paid. Since the time Caldor vacated, the General Partner and Insignia have been marketing the space and attempting to attract a replacement anchor tenant. On July 1, 1999, the General Partner executed non-binding letters of intent with two nationally recognized tenants to lease approximately 31,000 square feet of Caldor's space. Improvements and alterations necessary to accommodate these tenants will require substantial capital outlays by the Purchaser. The total cost that will be incurred to secure the new tenants, which includes leasing commissions, tenant improvements, and related capital improvements, is estimated to be in excess of $2 million.

      On November 1, 1996, Belk acquired 100% in the stock of Leggett of Virginia Inc. and its affiliated Leggett stores, which includes the Leggett store at Cranberry Mall. Belk currently leases 65, 282 square feet of gross leasable building area. The initial term of the lease expires in 2007 and the lease provides four successive, five-year renewal options at the same rent. Belk is obligated to pay an annual fixed rent of $228,487 and an annual percentage rent equal to 2% of sales above $10,608,325. Belk is responsible for its pro rata share of increases in real estate taxes after the third year of full assessment but it may deduct one-half of these tax payments on a cumulative basis from percentage rent due. Utility charges are paid directly to the public utility and Belk is not required to carry its own fire insurance or to pay for common area maintenance. During the first 15 years of the lease, ending March 4, 2002, the tenant is required to use the premises as a Belk retail department store or under such other trade name as Belk is then operating substantially all of its department stores. The

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tenant cannot assign or sublet the premises during the first 15 years of the lease term without the landlord's consent to anyone other than another Belk mercantile company of comparable net worth as the tenant.

      Montgomery Ward leases approximately 80,000 square feet of gross leasable building area and 9,000 square feet for an automotive center. The Montgomery Ward store opened for business on November 4, 1990 and the initial term of the lease expires in 2010 with four successive five-year renewal options. Montgomery Ward pays an annual fixed rent of $348,114 and an annual percentage rent equal to 2.5% of the net retail sales in excess of $13,924,560. Montgomery Ward is required to reimburse the landlord for its pro rata share of insurance and utility costs and real estate taxes based on its gross leasable area of the building. Montgomery Ward will be required to reimburse the landlord for a portion of the common area and maintenance charges as set forth under the lease agreement. During the first 15 years of the lease term, the tenant is required to use the premises as a retail store under the trade name Montgomery Ward or under such other name as the tenant is doing business in the majority of its retail department stores in the State of Maryland. Montgomery Ward has the right to sublease the premises at any time during its lease term with the landlord's written consent, however, they will not be relieved of their obligations under the terms of the lease.

      On July 7, 1997, Montgomery Ward filed for protection under Chapter 11 of the U.S. Federal Bankruptcy Code. On October 10, 1997, as part of its bankruptcy reorganization process, Montgomery Ward announced the closing of 48 stores. During bankruptcy, Montgomery Ward reaffirmed its lease at Cranberry Mall, has remained in possession of its space, and is committed to paying all rent arrears under a confirmed plan of reorganization.

      Competition

      The General Partner believes that the primary trade area for Cranberry Mall (i.e., the primary geographical area from which Cranberry Mall derives its repeat sales and regular customers) is the area within a radius of approximately 15 miles from Cranberry Mall. The General Partner believes the secondary trade area is within a radius of 15 to 20 miles from Cranberry Mall.

      There are no competitive shopping malls in the primary trade area of Cranberry Mall, although there is considerable retail activity in strip centers and on local roads near Cranberry Mall. Also, a 116,000 square foot free-standing WalMart opened in November of 1992 near Cranberry Mall in the Englar Business Park and a Sam's Club store is under construction. In addition, in 1996, a Target store opened approximately one mile southeast of Cranberry. In the secondary trade area there are three competitive shopping centers: Hunt Valley Mall, Carrolltowne Mall and Owings Mill Mall. Hunt Valley Mall is a bi-level enclosed shopping center located approximately 25

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miles east of Cranberry Mall and is anchored by Macy's and Sears.
Carrolltowne Mall is located 25 miles from Cranberry Mall and was expanded and enclosed during 1989. Carrolltowne Mall is oriented to the discount shopper. Owings Mill Mall is located approximately 25 miles from Cranberry Mall and is anchored by Macy's, Hechts and is adding a J.C. Penny store. Owings Mill Mall caters to the upscale market. Cranberry Mall also competes with the North Hanover Mall in Hanover, Pennsylvania, located 26 miles north of Cranberry Mall. North Hanover Mall is a 450,000 square foot regional mall anchored by Bon Ton, J.C. Penny, Kmart and Sears. Retail stores at malls also compete with local shops, stores and power centers. Generally, competition among retailers for customers is intense, with retailers competing on the basis of quality, price, service and location.

Legal Proceedings

      In December 1996, Aetna, the secured lender of the Assembly Square Mall, foreclosed on the property. Following the foreclosure on the mortgage of Assembly Square Mall, Aetna advised the Partnership it would pursue environmental remediation claims for land contamination under the terms of the mortgage. On September 3, 1997, the Partnership and Aetna entered into a Settlement Agreement whereby the Partnership paid $400,000 to Aetna for a complete release from the mortgage's loan covenants. The release excludes environmental claims already made by Aetna regarding existing environmental conditions and environmental claims which could arise in the future because of existing conditions. The Partnership separately funded approximately $500,000 to pay for work performed to address environmental conditions at the Assembly Square property. Accordingly, the Partnership incurred $900,000 of environmental remediation and settlement costs, which was recorded in fiscal year 1997. The Partnership demanded and collected in 1999 a $300,000 contribution from a prior owner of the Assembly Square property for the amounts the Partnership expended in connection with the environmental site remediation. The Partnership also demanded and collected in 1999 a $25,000 contribution from another former owner for costs associated with the environmental rededication at the property. The Commonwealth of Massachusetts is performing a statutorily-required audit on the remediation performed at Assembly Square; it is uncertain whether that audit will require additional remediation to be performed. The Partnership has negotiated an agreement with the current owner of Assembly Square Mall, under which that owner acknowledges responsibility for responding to the audit and indemnifies the Partnership from any liability arising from that audit or environmental conditions on the property.

      On or about June 9, 1999, a purported class action complaint was filed in the Court of Chancery for New Castle County, Delaware on behalf of all persons who purchased Units in the Partnership, against the General Partner, the Partnership, and Lehman Brothers Inc. (the "Defendants"). The complaint alleges, among other things, that the General Partner failed to protect the

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Partnership's assets and the interests of the holders of the Units in connection with the default on the mortgage encumbering Assembly Square Mall, the foreclosure sale of Assembly Square Mall and the efforts to sell Cranberry Mall. The complaint purports to assert claims for breach of fiduciary duty and breach of contract and seeks an accounting. The Defendants have filed a motion to dismiss the complaint and intend to defend the action vigorously.

Distributions

      Since inception, Limited Partners have received cumulative distributions of approximately $303 per Unit.

      The Partnership's policy is to distribute to the Limited Partners (Unit Holders) their allocable portion of Net Cash Flow (as defined in the Partnership Agreement) (after making provision for the liabilities and obligations of the Partnership) with respect to each fiscal year in quarterly installments. Distributions of Net Cash Flow, if any, are paid on a quarterly basis to registered holders of the Units on record dates established by the Partnership, which generally are the last day of each quarter.

      In consideration of a decline in operations at The Mall at Assembly Square, the General Partner suspended cash distributions beginning with the 1996 first quarter. Distributions have remained suspended since this time in consideration of the foreclosure of Assembly Square, reduced Partnership cash flow and issues concerning certain anchor tenants at Cranberry Mall.

      For the first, second, and third quarters of calendar year 1999 and the years ended December 31, 1998, 1997 and 1996, the Partnership made no cash distributions other than a special distribution of $74.69 on October 19, 1998.

         Below is a table summarizing the historical data for the Partnership's distributions per Unit per annum:

Quarter                  1999(a)   1998(a)    1997(a)    1996(a)(b)  1995(a)
-------                  -------   -------    -------    ----------  -------
First Quarter . . . .     $ --     $   --      $ --         $ --     $ 3.70
Second Quarter  . . .       --         --        --           --       3.74
Third Quarter . . . .       --         --        --           --       3.78
Fourth Quarter  . . .       --      74.69(c)     --           --       3.78
                          ----     ------      ----         ----     ------
Total . . . . . . . .     $ --     $74.69      $ --         $ --     $15.00
                          ====     ======      ====         ====     ======

(a) Regular distribution amounts are reflected in the period for which they are declared. The record date is generally the last day of each month



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     of the respective quarter and the actual cash distributions are paid approximately 45 days after the record date.
(b) In consideration of a decline in operations at The Mall at Assembly Square, regular cash distributions to the Limited Partners were suspended beginning with the first quarter of 1996 and have remained suspended through the present in consideration of (i) the foreclosure of The Mall at Assembly Square, (ii) reduced Partnership cash flow and
     (iii) issues concerning certain anchor tenants at Cranberry Mall.
(c) The fourth quarter 1998 distribution was a special cash distribution paid October 19, 1998 from excess cash reserves.

Ownership of Units

      On the Record Date, there were issued and outstanding and entitled to vote 70,250 Units, held by 4,376 Limited Partners. As of the Record Date, no person (including any "group" as that term is used in Section 3(d)(3) of the Exchange Act) is known to the Partnership to be the beneficial owner of more than 5% of the outstanding Units. In connection with certain tender offers previously made for Units, the offerers and the Partnership have entered into agreements pursuant to which such offerers shall vote, for a specified period of time, the Units acquired pursuant to a tender offer in the same percentages as the votes of the other Units. As of the date of this Proxy Statement, 3,150 Units are subject to such agreements.

      As of the Record Date, neither the General Partner nor any director or executive officer of the General Partner beneficially owned any Units.

Market for the Units

      The Units are not traded on any established trading market, nor has there been such a market. Thus, no information is available as to high and low bid quotations or sales prices. It is not anticipated that there will be a public market for the Units in the future.

Independent Certified Public Accountants

      KPMG LLP, was the independent auditor of the Partnership's financial statements for each of the years in the three-year period ended December 31, 1998. No representative of KPMG LLP is expected to be present at the Special Meeting.

Available Information

      The Units are registered pursuant to Section 12(g) of the Exchange Act. As such, the Partnership is subject to the informational filing requirements of the Exchange Act, and in accordance therewith, is obligated to file reports and other information with the Commission relating to its business,

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financial condition and other matters.  Comprehensive financial information is included in the Partnership's Annual Report on Form 10-K and Quarterly Reports on Form 10-Q, and other documents filed by the Partnership with the Commission, including the 1998 Annual Report on Form 10-K, which is included in Part II of this Proxy Statement, and the Quarterly Reports on Form 10-Q for the periods ended March 31, 1999, June 30, 1999 and September 30, 1999, which are included in Part III of this Proxy Statement. Such reports and other information are available for inspection and copying at the public reference facilities of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, and at the regional offices of the Commission located at 7 World Trade Center, New York, New York 10048. Copies are available by mail upon payment of the Commission's customary charges by writing to the Commission's principal offices at 450 Fifth Street, N.W., Washington, D.C. 20549. In addition, the Commission maintains an Internet Web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission. The Partnership's electronic filings are publicly available on this Web site at http://www.sec.gov.

      The General Partner is a privately held company and is not subject to the reporting requirements of the Exchange Act.

Prior Related Transactions

      On July 31, 1993, Shearson Lehman Brothers Inc. ("Shearson") sold certain of its domestic retail brokerage and asset management businesses to Smith Barney, Harris Upham & Company. Incorporated ("Smith Barney"). Subsequent to this sale, Shearson changed its name to Lehman Brothers Inc. The transaction did not affect the ownership of the Partnership or the Partnership's General Partner. However, the assets acquired by Smith Barney included the name "Shearson." Consequently, the General Partner changed its name to Regional Malls Inc. and the Owner Partnership changed its name to Shopco Malls L.P. to delete any references to "Shearson."

                            SELECTED FINANCIAL DATA

      The "Selected Historical Financial Data of the Partnership" table attached hereto in Annex II provides a summary of certain financial data for the Partnership. Such selected financial data should be read in conjunction with the detailed information and financial statements included in the Partnership's Annual Report on Form 10-K for the year ended December 31, 1998, which is included in Part II of this Proxy Statement, and the Partnership's Quarterly Reports on Form 10-Q for the quarters ended March 31, 1999, June 30, 1999 and September 30, 1999, which are included in Part III of this Proxy Statement.



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

      The foregoing information contained in the "Selected Historical Financial Data of the Partnership" table is derived from the audited financial statements of the Partnership for 1994, 1995, 1996, 1997 and 1998 and the unaudited financial statements of the Partnership for the third quarters of 1998 and 1999.

                  DOCUMENTS CONSTITUTING THIS PROXY STATEMENT

      This Proxy Statement consists of the following three parts: (1) this document, (2) Shopco Regional Malls, L.P.'s Annual Report on Form 10-K for the year ended December 31, 1998, and (3) Shopco Regional Malls, L.P.'s Quarterly Report on Form 10-Q for the quarters ended March 31, 1999, June 30, 1999 and September 30, 1999.

      NO PERSON IS AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED IN THIS PROXY STATEMENT AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION SHOULD NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED.






























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